     As filed with the Securities and Exchange Commission on May 1, 1995.
                                                               '33 Act File No.
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-1

                 REGISTRATION STATEMENT UNDER THE SECURITIES
                                 ACT OF 1933

                      NATIONWIDE LIFE INSURANCE COMPANY
            (Exact name of registrant as specified in its charter)

                                     OHIO
        (State or other jurisdiction of incorporation or organization)

                                      63
           (Primary Standard Industrial Classification Code Number)

                                  31-4156830
                   (I.R.S. Employer Identification Number)

               ONE NATIONWIDE PLAZA, COLUMBUS, OHIO 43216-6609
            (Principal Executive Offices of Registrant) (Zip Code)

Gordon E. McCutchan, Secretary, One Nationwide Plaza, Columbus, Ohio 43216-6609
                          Telephone: (614) 249-7111
       (Name, address, zip code, telephone number of agent for service)

       Approximate date of proposed sale to the public: August 1, 1995

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box      [X]


                                        CALCULATION OF REGISTRATION FEE

==================================================================================================================
Title of Each Class of          Amount to           Proposed               Proposed           Amount of
Security to be Registered       be                  Maximum                Maximum            Registration
                                Registered          Offering Price         Aggregate          Fee
                                                    Per Unit               Offering Price
==================================================================================================================
Interests under variable             *                    *               *$100,000,000        $34,482.76
annuity contracts
==================================================================================================================

* The maximum aggregate offering price is estimated for the purpose of determining a registration fee. The amount to be registered and the proposed maximum offering price per unit are not applicable since these securities are not issued in specified amounts or units.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                      NATIONWIDE LIFE INSURANCE COMPANY

                            Cross Reference Sheet

                   Pursuant to Regulation S-K, Item 501(b)

                                                                           Caption in
        Form S-1 Item No. and Caption                                      Prospectus
        -----------------------------                                      ----------
 1.     Forepart of the Registration Statement and
        Outside Front Cover of Prospectus . . . . . . . . . . . . . . . Outside Front Cover

 2.     Inside Front and Outside Back Cover
        Pages of Prospectus . . . . . . . . . . . . . . . . . . . . . . Table of Contents
                                                                     (Inside Front Cover)

 3.     Summary Information, Risk Factors and
        Ratio of Earnings to Fixed Charges  . . . . . . . . . . . . . Summary Information
                                                          (Not applicable with respect to
                                                      ratio of earnings to fixed charges)

 4.     Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . Investments

 5.     Determination of Offering Price . . . . . . . . . . . . . . . . . . Not Applicable

 6.     Dilution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Not Applicable

 7.     Selling Security Holders  . . . . . . . . . . . . . . . . . . . . . Not Applicable

 8.     Plan of Distribution  . . . . . . . . . . . . . . . . . Variable Annuity Contracts
                                                              and the Distribution of GTOs

 9.     Description of Securities to be Registered  . . . . . . . . . . Description of the
                                                                   Guaranteed Term Options

10.     Interests of Named Experts and Counsel  . . . . . . . . . . . . . . Not Applicable

11.     Information with Respect to Registrant  . . . . . . . . . . . . . . .  The Company

12.     Disclosure of Commission Position on
        Indemnification for Securities Act Liabilities  . . . . . . . . . . Not Applicable

                           GUARANTEED TERM OPTIONS
                  Under Variable Annuity Contracts Issued by
                      NATIONWIDE LIFE INSURANCE COMPANY
                             One Nationwide Plaza
                          Columbus, Ohio 43216-6609
                          Telephone: 1-800-238-3035
                The Date of this Prospectus is August 1, 1995

This prospectus describes investment options referred to as Guaranteed Term Options ("GTOs"), offered by Nationwide Life Insurance Company ("Company") under certain variable annuity contracts issued by the Company. Generally, the variable annuity contracts offered by the Company provide an array of underlying mutual fund investment options, to which the Contract Owner allocates his or her purchase payments. The GTOs are separate, guaranteed interest investment options available under the variable annuity Contracts.

THIS PROSPECTUS MUST BE READ ALONG WITH THE APPROPRIATE VARIABLE ANNUITY PROSPECTUS AND THE PROSPECTUSES DESCRIBING THE UNDERLYING MUTUAL FUND INVESTMENT OPTIONS. ALL OF THESE PROSPECTUSES SHOULD BE READ CAREFULLY AND MAINTAINED FOR FUTURE REFERENCE.

GTOs provide for guaranteed interest to be credited over specified maturity durations (referred to as "Guaranteed Terms"). Three (3), five (5), seven (7) and ten (10) year GTOs are available. Unless withdrawn or distributed from the GTO for any reason prior to the expiration of the Guaranteed Term, the interest rate (the "Specified Interest Rate") is guaranteed to be credited for the duration of the Guaranteed Term on a daily basis, resulting in a guaranteed annual effective yield. Different rates apply to each GTO and are determined by the Company from time to time in its sole discretion.

GTOs elected under a variable annuity Contract issued by the Company will produce a guaranteed annual effective yield (at the Specified Interest Rate) SO LONG AS AMOUNTS INVESTED ARE NEITHER WITHDRAWN NOR TRANSFERRED PRIOR TO THE END OF THE GUARANTEED TERM CORRESPONDING WITH THE ELECTED GTO. IN THE EVENT OF A TRANSFER FROM A GTO TO ANOTHER GTO OR ANOTHER INVESTMENT OPTION UNDER THE VARIABLE ANNUITY CONTRACT PRIOR TO THE EXPIRATION OF THE GUARANTEED TERM, THE AMOUNT TRANSFERRED WILL BE SUBJECT TO A MARKET VALUE ADJUSTMENT ("MVA"). IN
THE EVENT OF A WITHDRAWAL FOR ANY OTHER REASON PRIOR TO THE EXPIRATION OF THE GUARANTEED TERM, INCLUDING THE DEATH OF THE CONTRACT OWNER OR ANNUITANT, THE AMOUNT WITHDRAWN MAY BE SUBJECT TO A MARKET VALUE ADJUSTMENT ("MVA).

The variable annuity prospectuses describe certain charges and deductions which may apply to the GTOs as well. A discussion of these charges is included in this prospectus insofar as such charges and deductions relate to GTOs. A more detailed discussion of these charges and deductions, as they relate to particular variable annuity contracts, is contained in the variable annuity prospectuses.

Certain minimum purchase payments may be required in connection with the purchase of variable annuity contracts issued by the Company. As investment options under the variable annuity contracts, the GTOs are subject to these minimum contractual amounts. Otherwise, there is no minimum amount which must be allocated to a GTO, as long as the amount allocated constitutes a whole percentage of the entire purchase amount, or, in the case of transfers, a whole percentage of the Contract Value.

The Company has established the Nationwide Multiple Maturity Separate Account, a separate account created under Ohio law, to aid in reserving and accounting for GTO obligations. Notwithstanding the separate account, all of the general assets of the Company are available for the purpose of meeting the guarantees of the GTOs. Amounts allocated to the GTOs will generally be invested in fixed income investments purchased by the Company. Variable annuity Contract Owners having allocated amounts to a GTO, however, shall have no claim against any particular assets of the Company, including assets held in the Nationwide Multiple Maturity Separate Account.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
CONTRARY IS A CRIMINAL OFFENSE.

THE GTOs DESCRIBED IN THIS PROSPECTUS MAY NOT BE AVAILABLE IN ALL JURISDICTIONS AND, ACCORDINGLY, REPRESENTATIONS MADE IN THIS PROSPECTUS DO NOT CONSTITUTE
AN OFFERING IN SUCH JURISDICTIONS.

                              TABLE OF CONTENTS

GLOSSARY.....................................................................  4
SUMMARY INFORMATION..........................................................  6
DESCRIPTION OF THE GUARANTEED TERM OPTIONS ("GTOs")..........................  8
   1.  General...............................................................  8
   2.  Allocations to the GTOs...............................................  8
   3.  The Specified Interest Rate and Guaranteed Terms......................  9
       A.  Specified Interest Rates..........................................  9
       B.  Guaranteed Terms.................................................. 10
   4.  GTOs at Maturity...................................................... 10
   5.  The Market Value Adjustment ("MVA")................................... 11
       A.  General Information Regarding the MVA............................. 11
       B.  Constant Maturity Treasury Rates ("CMT Rates").................... 11
       C.  The MVA Formula................................................... 12
   6.  Variable Annuity Contract Charges..................................... 13
   7.  GTOs at Annuitization................................................. 13
INVESTMENTS.................................................................. 14
VARIABLE ANNUITY CONTRACTS AND THE DISTRIBUTION (MARKETING) OF THE GTOS ..... 15
THE COMPANY.................................................................. 16
   1.  Business.............................................................. 16
   2.  Properties............................................................ 18
   3.  Legal Proceedings..................................................... 18
   4.  Market for Nationwide Life Insurance Company's Common Equity
       and Related Shareholder Matters....................................... 19
   5.  Consolidated Financial Statements and Supplementary Data.............. 19
   6.  Selected Financial Data............................................... 20
   7.  Management's Discussion and Analysis of Financial Condition
       and Results of Operations............................................. 20
       A.  Results of Operations............................................. 20
       B.  Revenues.......................................................... 20
       C.  Benefits and Expenses............................................. 22
       D.  Effects of Accounting Standards to be Adopted..................... 22
       E.  Investment Portfolio.............................................. 22
       F.  Capital Resources and Liquidity................................... 23
           (i)   Capital Resources........................................... 23
           (ii)  Liquidity................................................... 24
   8.  Directors and Executive Officers...................................... 25
       A.  Directors......................................................... 25
       B.  Executive Officers................................................ 27
   9.  Executive Compensation................................................ 28
  10.  Security Ownership of Certain Beneficial
       Owners and Management................................................. 31
  11.  Certain Relationships and Related Transactions........................ 32
  12.  Consolidated Financial Statements and Supplementary Data.............. 33
  13.  Appendix.............................................................. 61

                                   GLOSSARY
COMPANY- The Company is Nationwide Life Insurance Company.

CONSTANT MATURITY TREASURY RATE(S) OR CMT RATE(S)- The CMT Rate(s) is/are the rate(s) of interest used in the Market Value Formula. CMT Rates for maturity durations of 1, 2, 3, 5, 7 and 10 years are declared regularly by the Federal Reserve Board.

CONTRACT(S)- A variable annuity Contract issued by the Company, the terms of which include provision for Guaranteed Term Options (GTOs) as separate investment options.

CONTRACT OWNER(S)- The owner(s) of variable annuity Contracts (which offer
GTOs) issued by the Company.

CONTRACT VALUE- The Contract Value is the sum of the value of all underlying mutual fund investment options within the Contract, plus any amount held in a Fixed Account under the Contract, plus any amount held in the Contract under a Guaranteed Term Option (GTO) which may be subject to a Market Value Adjustment
(MVA).

GUARANTEED TERM- A Guaranteed Term is the 3, 5, 7 or 10 year period corresponding respectively to a 3, 5, 7 or 10 year Guaranteed Term Option
(GTO). Amounts allocated to a GTO shall be credited with a Specified Interest Rate over the corresponding Guaranteed Term, so long as such amounts are not distributed from the GTO prior to the Maturity Date. Because every Guaranteed Term will end on the final day of a calendar quarter, the Guaranteed Term may last for up to 3 months beyond the 3, 5, 7 or 10 year anniversary of the allocation to the GTO.

GUARANTEED TERM OPTION ("GTO")- A GTO is an investment option offered under the Contracts which provides a guaranteed interest rate (the Specified Interest
Rate), paid over certain maturity durations (the Guaranteed Terms), so long as certain conditions are met. Three (3), five (5), seven (7) and ten (10) year GTOs are offered. If amounts allocated to a GTO are not distributed from the GTO for the duration of its Guaranteed Term, the value of the amounts allocated under the GTO will reflect the amount of the allocation plus interest accrued at the Specified Interest Rate, and will be available for distribution with no Market Value Adjustment during the Maturity Period. Prior to the Maturity Period for the GTO selected, amounts allocated to a GTO will be subject, upon distribution, to fluctuations in value in accordance with a Market Value Adjustment.

INVESTMENT PERIOD- The period of time beginning with a declaration by the Company of new GTO interest rates (the different Specified Interest Rates for each of the GTOs) and ending with the subsequent declaration of new Specified Interest Rates by the Company. The interest rates in effect during any particular Investment Period will be guaranteed for GTO allocations (made during the Investment Period) for the duration of the Guaranteed Term associated with the GTO.

MARKET VALUE ADJUSTMENT ("MVA")- A Market Value Adjustment is the upward or downward adjustment in value of amounts allocated to a GTO which prior to the Maturity Period for the GTO are: 1) distributed pursuant to a surrender; 2) reallocated to another investment option available under the Contract; or 3) distributed pursuant to the death of the Owner or Annuitant. A Market Value Adjustment generally reflects the relationship between the prevailing interest rates at the time of investment, prevailing interest rates at the time of distribution, and the amount of time remaining in the Guaranteed Term of the GTO selected. Generally, if the Specified Interest Rate is lower than prevailing interest rates, application of the Market Value Adjustment will result in a downward adjustment of amounts allocated to a GTO. If the Specified Interest Rate is higher than prevailing interest rates, application of the Market Value Adjustment will result in an upward adjustment of amounts allocated to a GTO. The Market Value Adjustment is applied only when amounts allocated to a GTO are distributed from the GTO prior to a Maturity Period.

MVA FACTOR- The MVA Factor is the value multiplied by the Specified Value, or that portion of the Specified Value being distributed from a GTO in order to effect a Market Value Adjustment. The MVA Factor will either be less than 1
(in which case the amount distributed will be decreased) or greater than 1 (in which case the amount distributed will be increased). If the MVA Factor is exactly 1, the amount distributed will neither be increased nor decreased. The MVA Factor is derived from the MVA Formula.

MVA FORMULA- The MVA Formula is utilized when a distribution is made from a GTO during the Guaranteed Term which is subject to a Market Value Adjustment. The MVA Formula is a calculation expressing the relationship between three factors:
(1) the CMT Rate for the period of time coinciding with the Guaranteed Term of the GTO; (2) the CMT Rate for a period coinciding with the time remaining in the Guaranteed Term of a GTO when a distribution giving rise to a Market Value Adjustment occurs; and (3) the number of days remaining in the Guaranteed Term of the GTO. The result of the MVA Formula is the MVA Factor.

MATURITY DATE- The Maturity Date is the date on which a particular GTO matures. Such date will be the last day of the calendar quarter during which the third, fifth, seventh or tenth anniversary of the date on which amounts are allocated to a 3, 5, 7 or 10 year GTO, respectively.

MATURITY PERIOD- The Maturity Period is the period of time during which the value of amounts allocated under a GTO, may be distributed without any Market Value Adjustment. The Maturity Period shall begin on the day following the Maturity Date and will end on the thirtieth day after the Maturity Date.

MULTIPLE MATURITY ACCOUNT- The Multiple Maturity Account is a separate account of the Company established for the exclusive purpose of facilitating accounting and investment processes associated with the offering of GTOs under the Contracts. The Company, not the Multiple Maturity Account, is responsible for the issuance of, and the guarantees associated with, the GTOs under the Contracts.

SPECIFIED INTEREST RATE- The Specified Interest Rate is the interest rate guaranteed to be credited to amounts allocated under a selected GTO so long as such allocations are not distributed from the GTO prior to the GTO Maturity Period or Maturity Date for any reason. Each GTO in the same Investment Period has its own Specified Interest Rate for the Guaranteed Term relating to the selected GTO. The Company, however, reserves the right to change the Specified Interest Rate at any time for prospective allocations to GTOs.

SPECIFIED VALUE- The Specified Value is the amount of a GTO allocation, plus interest accrued at the Specified Interest Rate minus surrenders, transfers and any other amounts distributed. The Specified Value is subject to a MVA at all times other than during the Maturity Period.

                              SUMMARY INFORMATION

The GTOs are guaranteed investment options available under variable annuity Contracts issued by the Company. This prospectus describes the GTOs, and must be read along with the appropriate variable annuity prospectus in the same manner that prospectuses for other variable annuity funding options (underlying mutual funds) must be read with the variable annuity prospectus. Variable annuity prospectuses, underlying mutual fund prospectuses and this prospectus may be obtained without charge from the Company by calling 1-800-238-3035 or writing P.O. Box 16609, Columbus, Ohio 43216-6609.

There are 4 different GTOs available continuously: a 3 year GTO, a 5 year GTO, a 7 year GTO and a 10 year GTO. A GTO may be purchased through allocations made as initial or additional purchase payments made under variable annuity Contracts issued by the Company which offer GTOs, or through transfers from other investment options under the variable annuity Contract. (See "Allocations to the GTOs.")

Each GTO has a Guaranteed Term. The Guaranteed Term for any particular GTO will end on the last day of a calendar quarter (the "Maturity Date") during which the third, fifth, seventh or tenth anniversary of the allocation to the GTO (as applicable) occurs. This means that the Guaranteed Term for a 3, 5, 7 or 10 year GTO may be up to 3 months longer than 3, 5, 7 or 10 years, respectively. For amounts which are allocated to GTOs on the first day of a calendar quarter, however, the Guaranteed Term will be exactly 3, 5, 7 or 10 years, depending on the GTO selected. (See "Specified Interest Rates and Guaranteed Terms.")

Amounts allocated to a GTO will be credited with the Specified Interest Rate for the duration of the Guaranteed Term associated with the GTO, unless an intervening withdrawal, transfer or other distribution occurs prior to the end of the Guaranteed Term. Specified Interest Rates for each GTO are declared periodically in the sole discretion of the Company. The Investment Period is the period of time during which declared Specified Interest Rates will be effective for new allocations. Investment Periods will typically last for one month, but may be longer or shorter depending on interest rate fluctuations in financial markets. During any particular Investment Period, any transfer allocation or new purchase payment allocation to a GTO will earn the Specified Interest Rate effective for that Investment Period for the duration of the Guaranteed Term of the GTO. (See "Specified Interest Rates and Guaranteed Terms.")

The Specified Interest Rate will be credited to amounts allocated to a GTO, so long as such allocations are neither withdrawn nor transferred prior to the Maturity Date for the GTO. The Specified Interest Rate is credited daily, providing an annual effective yield. (See "Specified Interest Rates and Guaranteed Terms.")

Amounts that are surrendered, transferred or otherwise distributed from a GTO prior to the Maturity Date for the GTO, will be subject to a Market Value Adjustment ("MVA"). The MVA is accomplished through the use of a factor (the MVA Factor), derived by formula (the MVA Formula), which is multiplied by that part of the Specified Value being withdrawn or transferred, resulting in either an increase or a decrease in the amount of the withdrawal or transfer. The MVA formula reflects the relationship between three factors: (1) the Constant Maturity Treasury ("CMT") Rate for the period coinciding with the Guaranteed Term of the GTO at investment, (2) the CMT Rate for the number of years remaining in a Guaranteed Term when the surrender, transfer or other withdrawal from the GTO occurs, and (3) the number of days remaining in the Guaranteed Term of the GTO. Generally, the MVA formula approximates the relationship between prevailing interest rates at the time of the GTO allocation, prevailing interest rates at time of transfer or surrender and the amount of time remaining in a Guaranteed Term. (See "The Market Value Adjustment.")

At least 15 days and at most 30 days prior to the end of each calendar quarter, variable annuity Contract Owners having GTOs with Maturity Dates coinciding with the end of the calendar quarter will be notified of the impending expiration of the GTO. Contract Owners will then have the option of directing the withdrawal or transfer of the GTO (during the Maturity Period) without application of any MVA. Withdrawals or transfers during the Maturity Period, beginning the day after the Maturity Date and ending thirty days after the Maturity Date, will not be subject to an MVA. Direction can be made to (1) transfer the maturing GTO to another GTO of the same or different duration, or
(2) transfer the maturing GTO to another investment option under the variable annuity Contract. GTOs surrendered during the Maturity Period are not subject to an MVA, but may be subject to contingent deferred sales charges under the variable annuity Contract. (See "GTOs at Maturity.")

If no direction is received by the thirtieth day following the Maturity Date, amounts in the GTO will be automatically transferred (with no MVA) to the Money Market sub-account of the variable annuity. For the period commencing with the first day after the Maturity Date and ending on the thirtieth day following the Maturity Date, the GTO will be credited with the same Specified Interest Rate in effect before the Maturity Date. (See "GTOs at Maturity.")

             DESCRIPTION OF THE GUARANTEED TERM OPTIONS ("GTOs")

1. General

   The GTOs are guaranteed interest investment options available under certain variable annuity Contracts issued by the Company. Not all of the variable annuity Contracts issued by the Company offer GTOs, nor are GTOs available in every jurisdiction. The variable annuity prospectuses describing variable annuity Contracts which offer GTOs clearly disclose whether GTOs are offered as investment options. If GTOs are available under a variable annuity issued by the Company, the prospectus for the variable annuity and this prospectus must be read carefully together in the same manner that prospectuses for underlying mutual funds must be read with the variable annuity prospectus.

   The guarantees associated with the GTOs are borne exclusively by the Company. A non-unitized separate account, authorized and created in accordance with applicable provisions of Ohio law, has been established for the sole purpose of aiding the Company in reserving and accounting for assets associated with the GTOs. The assets of the separate account are owned by the Company. Contract Owners with GTOs have no claim against the assets of the separate account, maintain no interest in the separate account and do not participate in the investment experience of the separate account. The guarantees associated with GTOs are legal obligations of the Company.

   GTOs provide for a guaranteed interest rate (the Specified Interest
   Rate), to be credited as long as any amount allocated to the GTO is not distributed for any reason prior to the Maturity Date of the GTO.
   Generally, a 3 year GTO offers guaranteed interest at a Specified Interest Rate over 3 years, a 5 year GTO offers guaranteed interest at a Specified Interest Rate over 5 years, and so on. Because every GTO will mature on the last day of a calendar quarter, the Guaranteed Term of a GTO may extend for up to 3 months beyond the 3, 5, 7 or 10 year anniversary of allocations made to 3, 5, 7 or 10 year GTOs, respectively.

   Although the Specified Interest Rate will continue to be credited as long as allocations remain in the GTO prior to the Maturity Date, surrenders, transfers or withdrawals for any other reason will be subject to a Market Value Adjustment, as described below.

2. Allocations to the GTOs

   There are three sources from which allocations to a GTO may be made:

   (1) an initial purchase payment made under a variable annuity Contract offering GTOs may be wholly or partially allocated to one or more GTOs;

   (2) a subsequent or additional purchase payment made under a variable annuity Contract offering GTOs may be partially or wholly allocated to one or more GTOs; and

   (3) amounts transferred from other investment options available under the variable annuity Contract offering GTOs may be wholly or partially allocated to one or more GTOs.

   There is no minimum allocation; however, all allocations, when made, must constitute a whole percentage of the entire variable annuity purchase payment, or, in the case of transfers, a whole percentage of the Contract Value. In addition, although no minimum amount must be allocated to a GTO, certain variable annuity Contract minimums for initial and subsequent purchase payments may preclude purchase amounts less than the Contract minimums. In this regard, the variable annuity prospectus should be consulted.

   Under certain rare circumstances, when volatility in financial markets compromises the ability of the Company to process allocations to or from the GTOs in an orderly manner, the Company may temporarily suspend the right to make additional allocations to the GTOs and/or to effect transfers or withdrawals from the GTOs. The Company anticipates invoking this suspension only when acceptance of additional allocations or the processing of withdrawals or transfers from GTOs may not be executed by the Company in a manner consistent with its obligations to variable annuity contract holders with existing or prospective interests in one or more GTOs. Under no circumstances, however, will the Company limit a Contract Owner's right to make at least one allocation to a GTO, and one transfer or withdrawal from a GTO, in any calendar year. All Contract Owners will be promptly notified of the Company's determination to invoke any suspension in the right to make allocations to, or to effect withdrawals or transfers from, the GTOs.

3. The Specified Interest Rate and Guaranteed Terms

   A. Specified Interest Rates

      The Specified Interest Rate, at any given time, is the rate of interest guaranteed by the Company to be credited to allocations made to the GTOs for the corresponding Guaranteed Term, so long as no portion of the allocation is distributed for any reason prior to the Maturity Date. Different Specified Interest Rates may be established for the 4 different GTOs which are continuously available: 3, 5, 7 and 10 year GTOs.

      The Company declares Specified Interest Rates for each of the GTOs from time to time. Normally, new Specified Interest Rates will be declared monthly; however, depending on interest rate fluctuations, declarations of new Specified Interest Rates may occur more or less frequently. The Company observes no specific method in the establishment of the Specified Interest Rates, but generally will attempt to declare Specified Interest Rates which are related to interest rates associated with fixed-income investments available at the time and having durations and cash flow attributes compatible with the Guaranteed Terms of the GTOs. In addition, the establishment of Specified Interest Rates may be influenced by other factors, including competitive considerations, administrative costs and general economic trends. The Company has no way of predicting what future Specified Interest Rates may be declared and there is no minimum Specified Interest Rate for any of the GTOs.

      The period of time during which a particular Specified Interest Rate is in effect for new allocations to the various GTOs is referred to as the Investment Period. All allocations made to a GTO during an Investment Period are credited with the Specified Interest Rate in effect. An Investment Period ends only when a new Specified Interest Rate relative to the GTO in question is declared. Subsequent declarations of new Specified Interest Rates have no effect on allocations made to GTOs during prior Investment Periods. All such prior allocations will be credited with the Specified Interest Rate in effect when the allocation was made for the duration of the Guaranteed Term associated with the GTO selected.

      Information concerning the Specified Interest Rates in effect for the various GTOs can be obtained by calling the following toll free phone number: 1-800-238-3035.

      The Specified Interest Rate is credited to allocations made to GTOs on a daily basis, resulting in an annual effective yield which is guaranteed by the Company unless amounts are withdrawn or transferred from the GTO for any reason prior to the Maturity Date. The Specified Interest Rate will be credited for the entire Guaranteed Term associated with the GTO. If amounts are withdrawn or transferred from the GTO for any reason prior to the Maturity Date, an MVA will be applied to the amount withdrawn or transferred.

   B. Guaranteed Terms

      For each GTO, there is a Guaranteed Term during which the Specified Interest Rate in effect at the time of the allocation to the GTO is guaranteed. A Guaranteed Term always expires on a Maturity Date which will be the last day of a calendar quarter; therefore, the Specified Interest Rate may be credited for up to 3 months past the anniversary date of the allocation to the GTO.

      For example, if an allocation is made to a 10 year GTO on August 1, 1996, the Specified Interest Rate for that GTO will be credited until September 30, 2006; the Guaranteed Term will begin on August 1, 1996 and end on September 30, 2006.

      All Guaranteed Terms for the 3, 5, 7 and 10 year GTOs, respectively, will be determined in a manner consistent with the foregoing example. Guaranteed Terms will be exactly 3, 5, 7 or 10 years only when an allocation to a GTO occurs on the first day of a calendar quarter.

4. GTOs at Maturity

   At least fifteen days and at most thirty days prior to the end of a Guaranteed Term, the Company will send notice to the Contract owner of the impending Maturity Date (always the last day of a calendar quarter). The notice will include the projected value of the GTO on the Maturity Date and specify the various options Contract Owners may exercise with respect to the maturing GTO:

   (1) During the thirty day period following the Maturity Date, the Contract Owner may wholly or partially surrender the GTO without an MVA; however, surrender charges under the variable annuity Contract, if applicable, will be assessed.

   (2) During the thirty day period following the Maturity Date, the Contract Owner may wholly or partially transfer the GTO, without an MVA, to any other investment option under the variable annuity contract, including any of the mutual fund sub-accounts, or another GTO of the same or different duration. A confirmation of any such transfer will be sent immediately after the transfer is processed.

   (3) The Contract Owner may elect not to transfer or surrender all or a portion of the GTO, in which case, the GTO will be automatically transferred to the Money Market sub-account of the variable annuity Contract at the end of the thirty day period following the Maturity Date. A confirmation will be sent immediately after the automatic transfer is executed.

   During the thirty day period following the Maturity Date, and prior to any of the transactions set forth in (1), (2), or (3) above, the GTO will continue to be credited with the Specified Interest Rate in effect before the Maturity Date.

5. The Market Value Adjustment ("MVA")

   A. General Information Regarding the MVA

      GTOs which are surrendered, transferred or distributed for any reason prior to the Maturity Date for the GTO, will be subject to an MVA. The MVA is determined by the multiplication of an MVA Factor (arrived at by calculation of the MVA Formula) by the Specified Value, or the portion of the Specified Value being surrendered, transferred or distributed. The Specified Value is the amount of the allocation to the GTO, plus interest accrued at the Specified Interest Rate minus prior distributions. The MVA may either increase or decrease the amount of the distribution.

      The MVA is intended to approximate, without duplicating, the experience of the Company when it liquidates assets in order to satisfy contractual obligations. Such obligations arise when Contract Owners make withdrawals or transfers, or when the operation of the variable annuity Contract requires a distribution, such as a death benefit. When liquidating assets, the Company may realize either a gain or a loss.

      If prevailing interest rates are higher than the Specified Interest
      Rate in effect at the time of the GTO allocation, the Company will realize a loss when it liquidates assets in order to process a surrender, death benefit or transfer; therefore, application of the MVA under such circumstances will decrease the amount of the distribution.

      Conversely, if prevailing interest rates are lower than the Specified Interest Rate in effect at the time of the GTO allocation, the Company will realize a gain when it liquidates assets in order to process a surrender, death benefit or transfer; therefore, application of the MVA under such circumstances will increase the amount of the distribution.

      The Company measures the relationship between prevailing interest rates and the Specified Interest Rates it declares through the MVA Formula, and relies upon Constant Maturity Treasury Rates to represent both prevailing interest rates and Specified Interest Rates. The MVA Formula and the Constant Maturity Treasury Rates are described more fully below.

   B. Constant Maturity Treasury Rates ("CMT Rates")

      The formula (the "MVA Formula") for deriving the MVA Factor is based on Constant Maturity Treasury ("CMT") Rates which are declared by the Federal Reserve Board on a regular basis. The Company utilizes CMT Rates in its MVA Formula because they represent a readily available and consistently reliable interest rate benchmark in financial markets which can be relied upon to reflect the relationship between Specified Interest Rates declared by the Company and the prospective interest rate fluctuations. CMT Rates for 1, 2, 3, 5, 7 and 10 years are published by the Federal Reserve Board on a regular basis. To the extent that the MVA formula shown below requires a rate associated with a maturity not published (a 4, 6, 8 or 9 year maturity), the Company will calculate such rates based on the relationship of the published rates. For example, if the published 3 year rate is 6% and the published 5 year rate is 6.50%, the 4 year rate will be 6.25%.

C. The MVA Formula

   The formula for determining the MVA Factor is
                         __                        __
                        |                            |  t
                        |         [ (1 + a) ]        |
                        |  ------------------------- |
                        |     [ (1 + b + .0025) ]    |
                        |__                        __|
   Where:

   a = the CMT Rate for a period equivalent to the Guaranteed Term at the time of deposit in the GTO;

   b = the CMT Rate at the time of distribution for a period of time equivalent to the time remaining in the Guaranteed Term;

   t = the number of days until the Maturity Date, divided by 365.25.

   In the case of a above, the CMT Rate utilized will be the Friday CMT
   Rate declared by the Federal Reserve Board, and placed in effect by the Company on the Wednesday immediately preceding the Investment Period during which the allocation to the GTO was made.

   In the case of b above, the CMT Rate utilized will be the Friday CMT
   Rate, declared by the Federal Reserve Board, and placed in effect by the Company on the Wednesday immediately preceding the withdrawal, transfer or other distribution giving rise to the MVA.

   The MVA Factor will be equal to 1 during the Investment Period. That is, for the period of time following a GTO allocation during which the Specified Interest Rate for GTOs of the same duration is not changed, the MVA Factor will be equal to 1.

   The MVA Formula shown above also accounts for some of the administrative and processing expenses incurred when fixed-interest investments are liquidated. This is represented in the addition of .0025 in the MVA Formula.

   The result of the MVA Formula shown above is the MVA Factor. The MVA Factor will either be greater, less than or equal to 1 and will be multiplied by the Specified Value or that portion of the Specified Value being withdrawn, transferred or distributed for any other reason. If the result is greater than 1, a gain will be realized by the Contract Owner; if less than 1, a loss will be realized. If the MVA Factor is exactly 1, no gain or loss will be realized.

   If the Federal Reserve Board halts publication of CMT Rates, or if, for any other reason, CMT Rates are not available to be relied upon, the Company will use appropriate rates based on treasury bond yields.

   Examples of how to calculate MVAs are provided in the Appendix of this prospectus on page 61.

6. Variable Annuity Contract Charges.

   The variable annuity Contracts under which GTOs are made available have various fees and charges, some of which may be assessed against allocations made to GTOs.

   Contingent deferred sales charges, if applicable, will be assessed against full or partial surrenders from the GTOs. If any such surrender occurs prior to the Maturity Date for any particular GTO, the amount surrendered will be subject to an MVA in addition to contingent deferred sales charges. The variable annuity prospectus fully describes the contingent deferred sales charges. Please refer to the variable annuity prospectus for complete details regarding the contingent deferred sales charges under the Contracts.

   Mortality and expense risk charges, administrative charges and Contract Maintenance Charges which may be assessed under variable annuity Contracts will not be assessed against any allocation to a GTO. Such charges apply only to the variable account investment (underlying mutual fund) options.

7. GTOs at Annuitization

   GTOs are not available as investment options if the Contract is annuitized. If a variable annuity Contract is annuitized while a GTO is in effect, and prior to the Maturity Date of the GTO, an MVA will apply to amounts transferred to other investment options under the Contract which may be used during annuitization.

                                  INVESTMENTS


Amounts allocated to GTOs under the variable annuity contracts will be deposited, and accounted for, in a nonunitized separate account established in accordance with Ohio law and designated the Nationwide Multiple Maturity Separate Account. Contract Owners have no participatory right in the investment experience of the separate account, nor do Contract Owners have any claim against the assets of the separate account. The assets of the separate account are owned exclusively by the Company and gains or losses experienced by the Company in maintaining the separate account are borne exclusively by the Company.

The Company intends to invest assets received pursuant to GTO allocations in high quality, fixed interest investments (investment grade bonds, mortgages, and collateralized mortgage obligations) in substantially the same manner as the Company invests its general account assets, taking into account the various maturity durations of the GTOs (3, 5, 7 and 10 years) and anticipated cash-low requirements. The Company is not obligated to invest assets attributable to GTO allocations in accordance with any particular investment objective or in any other particular manner, but will generally adhere to the overall investing philosophy of the Company (please see section 7.E., under "The Company" for a more detailed discussion of the investment portfolio and philosophy of the Company). The Specified Interest Rates declared by the Company for the various GTOs will not necessarily correspond to the performance of the nonunitized separate account.

                       VARIABLE ANNUITY CONTRACTS AND THE
                      DISTRIBUTION (MARKETING) OF THE GTOs


The GTOs are available only as investment options under certain variable annuity contracts issued by the Company. The appropriate variable annuity prospectus and statement of additional information should be consulted for information regarding the distribution of the variable annuity contracts.

                                  THE COMPANY

1. Business

   Nationwide Life Insurance Company (the "Company") was incorporated in
   1929 and is an Ohio stock legal reserve life insurance company. The Company offers a variety of forms of ordinary life, universal life, variable universal life, term and endowment, group life, individual and group annuities, and individual and group accident and health coverage on a participating and a non-participating basis. On December 30, 1993, the Company became a wholly owned subsidiary of Nationwide Corporation when Nationwide Mutual Insurance Company and Nationwide Mutual Fire Insurance Company sold their shares of the Company to Nationwide Corporation for newly issued shares of Nationwide Corporation. Nationwide Corporation continues to be owned by Nationwide Mutual Insurance Company and Nationwide Mutual Fire Insurance Company.

   On April 7, 1988, the Company obtained ownership of the stock of Financial Horizons Life Insurance Company from Nationwide Mutual Insurance Company as part of a capital contribution. Financial Horizons Life Insurance Company, which is now known as Nationwide Life and Annuity Insurance Company, currently offers universal life, variable universal life and annuity coverage on a non-participating basis. On December 31, 1993, Nationwide Corporation contributed all of the outstanding capital shares of West Coast Life Insurance Company, National Casualty Company and Nationwide Financial Services, Inc. to the Company. West Coast Life Insurance Company currently offers individual life, group life, individual annuity and group accident and health coverage on a participating and a non-participating basis. National Casualty Company underwrites individual and group accident and health insurance as well as various property and casualty coverages. Nationwide Financial Services, Inc., a non-insurance industry subsidiary, is a registered broker-dealer providing investment management and administration services. On December 31, 1994, the Company purchased all of the outstanding shares of Employers Life Insurance Company of Wausau. Employers Life Insurance Company of Wausau primarily offers group annuity contracts and, through its wholly owned subsidiary Wausau Preferred Health Insurance Company, group accident and health insurance and group life insurance coverages.

   During 1994, the Company received a $200,000,000 cash capital contribution from Nationwide Corporation.

   On March 1, 1995, Nationwide Corporation contributed all of the outstanding shares of Farmland Life Insurance Company to Nationwide Life Insurance Company.

   The Company and its subsidiaries operate in the life and accident and health lines of business in the life insurance and property and casualty insurance industries. Life insurance operations include whole life, universal life, variable universal life, endowment and term life insurance and annuity contracts issued to individuals and groups. Accident and health operations also provide coverage to individuals and groups.

   The following table summarizes the revenues and income before federal income tax and cumulative effect of changes in accounting principles for the years ended December 31, 1994, 1993 and 1992 and assets as of December 31, 1994, 1993 and 1992, by line of business.



                                                 1994            1993            1992
                                            --------------   -------------   -------------
Revenues:
  Life insurance                            $1,577,809,000   1,479,956,000   1,406,417,000
  Accident and health                          345,544,000     339,764,000     475,290,000
  Investment Income allocated to capital
    and surplus                                122,847,000     214,806,000      51,611,000
                                           ---------------  --------------  --------------
      Total                                 $2,046,200,000   2,034,526,000   1,933,318,000
                                           ===============  ==============  ==============
Income before Federal income tax and
  cumulative effect of changes in
  accounting principles:
  Life Insurance                              $141,650,000      83,917,000      78,627,000
  Accident and health                           13,220,000      15,043,000         436,000
  Investment income allocated to capital
    and surplus                                118,360,000     213,941,000      51,496,000
                                           ---------------  --------------  --------------
      Total                                   $273,230,000     312,901,000     130,559,000
                                           ===============  ==============  ==============
Assets:
  Life insurance                           $28,351,628,000  22,982,186,000  19,180,561,000
  Accident and health                          852,026,000     773,007,000     343,535,000
  Capital and surplus                        1,908,479,000   1,651,168,000   1,430,242,000
                                           ---------------  --------------  --------------
    Total                                  $31,112,133,000  25,406,361,000  20,954,338,000
                                           ===============  ==============  ==============

   Included in life insurance revenues are premiums from certain annuities with life contingencies of $20,134,000 ($35,341,000 and $54,066,000 for the
   years ended December 31, 1993 and 1992, respectively) as well as universal life and investment product policy charges of $239,021,000 ($188,057,000 and $148,464,000 for the years ended December 31, 1993 and 1992 respectively) for the year ended December 31, 1994.

   Allocations of investment income and certain general expenses were based on a number of assumptions and estimates, and reported operating results would change by line if different methods were applied. Investment income and realized gains allocable to policyholders in 1994 were $1,193,292,000 and $1,775,000, respectively.

   Nationwide Life Insurance Company is licensed to do business in all 50 states as well as the District of Columbia, Puerto Rico and the Virgin Islands.

   The principal markets of Nationwide Life Insurance Company based upon the direct premiums written in 1994 were the following jurisdictions:
   California, Florida, Illinois, Michigan, New Jersey, New York, Ohio, Pennsylvania and Texas.

   The Company sells its products through a variety of distribution channels. The Company's annuity contracts are sold by independent broker/dealers, third-party marketers, regional pension plan administrators, affiliated marketing companies and Nationwide Insurance Enterprise (Nationwide) career agents and independent broker/dealers. Accident and health insurance policies are sold by Nationwide Insurance Enterprise career agents and brokers.

   Public employees deferred compensation plans are sold through insurance agencies and broker-dealers. Public Employees Benefit Services Corporation, acquired by Nationwide Corporation in 1982, is a major administrator in the public employee deferred compensation market. Annuities are distributed by Nationwide agents and independent securities dealers. Financial Horizons Distributors Agency, Inc., acquired by Nationwide Corporation in 1991, is a distributor of individual annuities. Nationwide Corporation formed NEA Valuebuilder Investor Services, Inc. in 1991 to distribute individual annuity contracts marketed exclusively to the members of the National Education Association.

   The Company, in common with other insurance companies, is subject to regulation and supervision by the regulatory authorities of the states in which it is licensed to do business. A license from the state insurance department is a prerequisite to the issuance of insurance contracts in that state. In general, all states have statutory administrative powers. Such regulation relates to, among other things, licensing of insurers and their agents, the approval of policy forms, the methods of computing reserves, the form and content of financial statements, the amount of policyholders' and stockholder's dividends, and the type and distribution of investments permitted.

   The Company operates in the highly competitive field of life insurance. There are approximately 2,000 stock, mutual and other types of insurers in the life insurance business in the United States, and a large number of them compete with the Company in the sale of insurance policies.

   According to A.M. Best Company's statistical study released in the December 12, 1994 edition of BestWeek (an insurance industry trade publication), Nationwide Life Insurance Company ranked 16th among all life insurance companies in the United States and Canada based on reported statutory admitted assets as of September 30, 1994.

   As is customary in insurance company groups, employees are shared with other insurance companies in the group. The Company shares approximately 710 employees with Nationwide Mutual Insurance Company and Nationwide Mutual Fire Insurance Company. The Company does have 2,693 direct salaried employees.

   Substantially all of the Company's premiums, operating profits and assets are attributable to the United States of America, its territories and possessions. Approximately .007% of premiums are attributable to non-domestic geographic areas.

2. Properties

   The Company leases all space used in conducting its operations. The Company shares home office space and other facilities with affiliates in a building owned by Nationwide Mutual Insurance Company. The Company also leases various other branch offices. The terms of these leases are not material to the consolidated financial statements.

3. Legal Proceedings

   There are no material pending legal proceedings, other than ordinary routine litigation incidental to the business, to which the Company and its subsidiaries are a party or of which any of its property is the subject.

4. Market for Nationwide Life Insurance Company's Common Equity and Related Shareholder Matters

   There is no established public trading market for the Company's capital shares.

   As of December 31, 1994, none of the 3,814,779 shares issued and outstanding were held by public shareholders. Nationwide Corporation is the sole shareholder of Nationwide Life Insurance Company.

   The Company paid no dividends to its shareholder during 1994.

   Dividends paid in 1993 to the Company's shareholder, as reflected in the 1993 consolidated financial statements, were made by the three wholly owned subsidiaries of Nationwide Corporation prior to the capital contribution of their outstanding capital shares to the Company. The payments, after retroactive restatement for the capital contribution of the three wholly owned subsidiaries, are reflected in the 1993 consolidated statement of shareholder's equity and consist of the following:

        West Coast Life Insurance Company       $ 1,240,000
        Nationwide Financial Services, Inc.       5,565,100
        National Casualty Company                11,000,000
                                                -----------
                                                $17,805,100
                                                ===========

   Management of the Company has not yet determined if future cash dividends will be paid to Nationwide Corporation from the Company.

   Reference is made to note 13 of the consolidated financial statements herein for information regarding dividend restrictions.

5. Consolidated Financial Statements and Supplementary Data

   Consolidated Financial Statements.

   The consolidated financial statements of Nationwide Life Insurance Company and subsidiaries appear in a separate section of this prospectus, starting on page 33.

   Semi-annual and annual reports are sent to contract owners of the variable annuity contracts issued through registered separate accounts of the Company registered under the Investment Company Act of 1940.

   The financial statements and schedules have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, Two Nationwide Plaza, Columbus, Ohio 43215, and upon the authority of said firm as experts in accounting and auditing. The report dated February 27, 1995 of KPMG Peat Marwick LLP included herein refers to several changes in accounting principles. In 1994, the Company changed its accounting for investments in debt and equity securities. In 1993, the Company changed its accounting for income taxes and postretirement benefits other than pensions. The report also refers to certain matters regarding participating insurance and the related surplus. The Company and its counsel are of the opinion that the ultimate ownership of the participating surplus in excess of the contemplated equitable policyholder dividends belongs to the shareholder. The consolidated financial statements are presented on such basis.

6.      Selected Financial Data

                           SELECTED FINANCIAL DATA
                  (000's omitted except for per share data)

                          1994          1993          1992          1991          1990*
                          ----          ----          ----          ----          -----
Total revenues        $ 2,046,200     2,034,526     1,933,318     1,799,042     1,375,281
Benefits and
  claims                1,279,763     1,236,906     1,319,735     1,262,317     1,011,304
Income tax
  expense                  89,504       106,758        33,742        36,595        18,657
Cumulative effect
  of changes in
  accounting
  principles                  -0-         5,365           -0-           -0-           -0-

Net income                183,726       211,508        96,817        73,732        38,893
Total assets          $31,112,133    25,406,361    20,954,338    17,426,046    12,879,645

* Management of the Company has elected not to retroactively restate 1990 financial data for the capital contribution of the outstanding capital shares of West Coast Life Insurance Company, National Casualty Company and Nationwide Financial Services, Inc. from Nationwide Corporation during 1993.

7. Management's Discussion and Analysis of Financial Condition and Results of Operations

   A. Results of Operations

      Consolidated net income for the Company was $184 million in 1994 compared to $212 million in 1993 and $97 million in 1992. During 1993, the Company adopted Statement of Financial Accounting Standards Statement No. 106, Employers' Accounting for Postretirement Benefits Other than Pensions, and Statement No. 109, Accounting for Income Taxes. Excluding the effects of implementing those new accounting standards, the Company earned $206 million in 1993.

   B. Revenues

      Total revenues for 1994 were $2,046 million compared to $2,035 million in 1993 and $1,933 million in 1992. Excluding realized gains and losses on investments, revenues were $2,063 million in 1994 compared to $1,921 million in 1993 and $1,953 in 1992. Universal Life and investment product (primarily group and individual annuities) policy charges increased 27% to $239 million in 1994 from $188 million in 1993 ($148 million in 1992). This growth in revenues is attributable to the increase in universal life and investment product considerations received to $5.5 billion in 1994 from $4.0 billion in 1993 ($3.4 billion in 1992). Management anticipates continued growth in universal life and investment product revenues, although the growth will likely be at a slower pace than the past three years.

      A significant portion of the group annuity business is deferred compensation products for public employees and educators sold through two affiliated marketing companies, which are also wholly-owned subsidiaries of Nationwide Corporation. Total new considerations received through those distribution channels were $158 million in 1994, $117 million in 1993 and $96 million in 1992. Another significant, but declining, portion of this deposit-type business is a result of a joint venture with another affiliated marketing company to sell individual annuity products and life insurance to the customers of banks and other financial institutions. Total considerations received through this distribution channel were $336 million in 1994, $411 million in 1993 and $608 million in 1992.

      Accident and health insurance premiums increased to $325 million in 1994 from $313 million in 1993, but down from $430 million in 1992. The increase in premiums from 1993 to 1994 is attributable to moderate growth in the group accident and health insurance line. The decrease in premiums in 1993 from 1992 is attributable to changing the health insurance plan for Nationwide Insurance Enterprise employees from an indemnity plan to an administrative services only basis during 1993, and effective January 1, 1993 National Casualty Company ceded 100% of all written premiums to Nationwide Mutual Insurance Company, the majority shareholder of Nationwide Corporation. National Casualty Company reported accident and health insurance premiums in 1992 of $76 million. In 1992, West Coast Life Insurance Company exited the credit life and accident and health insurance business and ceded substantially all of its credit life and accident and health insurance policies to an unaffiliated insurer. West Coast Life Insurance Company earned $27 million of ceding commissions on this transaction.

      Traditional life insurance premiums continued a declining trend, which began in 1991 as a result of the reduction in sales of single premium policies.

      Net investment income increased 7.1% to $1,290 million in 1994 from $1,204 million in 1993. Net investment income for 1993 was up 7.5% from $1,120 million in 1992. The increases in both 1994 and 1993 are attributable to the significant growth in invested assets, primarily in annuity and pension products, offset by lower yields on investments which is consistent with the overall decline in market interest rates into the first quarter of 1994.

      Realized losses on investments were $16 million in 1994 compared to realized gains on investments of $114 million in 1993 and realized losses of $19 million in 1992. A significant portion of the realized gains reported in 1993 are attributable to the Company selling substantially all of its nonaffiliated equity securities to Nationwide Mutual Insurance Company to improve its risk-based capital ratio. The Company recognized a gain of $123 million on this sale of equity securities to Nationwide Mutual Insurance Company. Net realized losses on mortgage loans on real estate, real estate and limited partnerships were $11 million, $36 million and $42 million in 1994, 1993 and 1992, respectively.

   C. Benefits and Expenses

      Total benefits and expenses increased $51 million (3%) to $1,773 million in 1994. In 1993, total benefits and expenses decreased $81 million (4.5%) to $1,722 million from $1,803 million in 1992. In 1994, benefits and claims incurred increased $42.9 million due to increases for accident and health insurance policies and group annuity contracts, which were offset by an $18.4 million decrease in benefits for single premium policies which is consistent with the decrease in premiums discussed above. In 1993, benefits and claims incurred decreased $82.8 million due to National Casualty Company ceding all of its premiums to Nationwide Mutual Insurance Company effective January 1, 1993, the conversion of the health insurance plan for Nationwide Insurance Enterprise employees from an indemnity plan to an administrative services only basis, and West Coast Life Insurance Company exiting the credit life and accident and health lines and a decrease in benefits for single premium policies.

      Amortization of deferred policy acquisition costs decreased $7.4 million to $94.7 million in 1994 from $102.1 million in 1993 ($99.2 million in 1992). The decrease is primarily attributed to deferred policy acquisition cost write-offs in 1993 and 1992. There were no significant deferred policy acquisition cost write-offs in 1994. In 1993, $18.6 million of individual accident and health insurance deferred policy acquisition costs were written-off due to National Casualty Company ceding all inforce business to Nationwide Mutual Insurance Company. Also in 1993, the group annuity line wrote-off $11 million of deferred policy acquisition costs when a significant contract was canceled. In 1992, West Coast Life Insurance Company ceded essentially all of its credit life and credit accident and health insurance business and wrote-off $34 million of deferred policy acquisition costs. This transaction is further described in note 12 to the consolidated financial statements. Excluding the effects of deferred policy acquisition cost write-offs, amortization of deferred policy acquisition costs increased in 1994 from 1993 due to increased amortization for individual and group annuity products due to the growth described above.

      Other operating costs and expenses increased $23 million (7%) to $352 million in 1994 from $329 million in 1993 ($322 million in 1992). In 1994, the individual annuity lines accounted for nearly $17 million of the increase due to greater sales and administrative expenses in support of the increased volume. In addition, other operating costs for accident and health insurance lines increased $8 million. The 2.3% increase in other operating costs and expenses in 1993 over 1992 is mostly due to continued growth in the individual and group annuity lines of business, partially offset by a reduction in National Casualty Company's expenses as a result of the 100% quota share reinsurance agreement with Nationwide Mutual Insurance Company.

      See Note 7 to the Consolidated Financial Statements for analysis of Federal income tax expense.

   D. Effects of Accounting Standards to be Adopted

      The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan, which was amended by Statement of Financial Accounting Standards No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures. These statements are not expected to have a material impact on the Consolidated Financial Statements and are discussed in more detail in Note 2(b) of the Consolidated Financial Statements.

   E. Investment Portfolio

      The Company does not invest in lower quality, higher-risk fixed maturity securities. Non-investment grade securities, all of which are the result of down grading since the time of purchase by the Company, were 2.3% of total fixed maturity securities as of December 31, 1994.

      Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115 - Accounting for Certain Investments in Debt and Equity Securities (SFAS 115). See the Capital Resources section below for a discussion of SFAS 115.

      Private placement fixed maturity securities provide certain advantages over public issues and are purchased when possible. As of December 31, 1994, private placement fixed maturity securities were 32% of total fixed maturity securities. While they are less liquid than public issues, private issues generally offer higher yields, better call provisions, greater takeover protection, enhanced protective covenants and the potential of specific collateral.

      Collateralized mortgage obligations comprised 29.5% of fixed maturity securities as of December 31, 1994. Substantially all collateralized mortgage obligation holdings are in planned amortization class tranches. The Company does not invest in higher-risk collateralized mortgage obligations such as interest-only, principal-only, inverse floater or support tranches.

      The Company's mortgage loan on real estate portfolio consists of first mortgages on existing income-producing properties. Higher-risk loans, such as second mortgages, construction loans, participating or convertible mortgages or land development loans are not made by the Company. Realized losses on mortgage loans on real estate were $20.5 million, $28.2 million and $36.3 million for 1994, 1993 and 1992, respectively. As of December 31, 1994, valuation allowances on mortgage loans on real estate were $47.9 million, or 1.1% of the portfolio, compared to $42.4 million, or 1.1% of the portfolio, as of December 31, 1993. See note 9 to the consolidated financial statements for disclosures of concentrations of risk by geographic area and borrower.

      The Company does not invest in swaps, forwards, futures, option contracts or other financial instruments with similar characteristics, and there are no plans to invest in such instruments.

F. Capital Resources and Liquidity

  (i) Capital Resources

      Total consolidated shareholder's equity increased to $1,908 million as of December 31, 1994 from $1,651 million as of December 31, 1993 ($1,430 million as of December 31, 1992). During 1994, the Company adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS 115), which resulted in certain debt securities being recorded at fair value with unrealized gains or losses, net of certain adjustments to deferred policy acquisition costs and deferred Federal income taxes, reported as a component of consolidated shareholder's equity. See notes 2(b) and 3 to the consolidated financial statements for more disclosures regarding SFAS
      115. Excluding unrealized investment gains and losses, consolidated shareholder's equity increased $384 million (23%) to $2,028 million as of December 31, 1994, from $1,644 million as of December 31, 1993 ($1,340 million as of December 31, 1992). The increases in consolidated shareholder's equity are attributable to the Company's consolidated net income and capital contributions from Nationwide Corporation. During 1994 and 1993, the Company received capital contributions of $200 million and $111 million, respectively, from Nationwide Corporation to support the Company's growth in operations. No significant capital contributions from, or dividend payments to, Nationwide Corporation are anticipated over the next year.

      Each insurance company's state of domicile imposes minimum risk-based capital requirements that were developed by the National Association of Insurance Commissioners (NAIC). Risk-based capital evaluates the adequacy of an insurer's statutory capital and surplus in relation to the risks inherent in the insurer's business related to asset quality, asset and liability matching, mortality and morbidity, and other business factors. Regulatory compliance is determined based on a ratio of a company's regulatory total adjusted capital, as defined by the NAIC, to its authorized control level risk-based capital, as defined by the NAIC. Companies with a ratio below 200% (or below 250% with negative trends) are required to take corrective action steps. As of December 31, 1994, Nationwide Life Insurance Company's risk-based capital ratio was 758%. All insurance subsidiaries of Nationwide Life Insurance Company exceed the minimum risk-based capital requirements.

      Effective December 31, 1994, the Company purchased all of the outstanding shares of Employers Life Insurance Company of Wausau from Wausau Service Corporation for an amount approximating $165 million, subject to specified adjustments, if any, subsequent to year end. Wausau Service Corporation is a wholly-owned subsidiary of Employers Insurance of Wausau A Mutual Company, which is affiliated with the Company's ultimate parent, Nationwide Mutual Insurance Company. The Company transferred fixed maturity securities and cash with a fair value of $155 million to Wausau Service Corporation, which resulted in a realized loss of $19.2 million of the disposition of the securities. An accrual approximating $10 million is reflected in the consolidated balance sheet. The purchase price approximated both the historical cost basis and fair value of net assets of Employers Life Insurance Company of Wausau.

      On March 1, 1995, Nationwide Corporation contributed all of the outstanding shares of Farmland Life Insurance Company to Nationwide Life Insurance Company. Farmland Life Insurance Company's total assets and shareholder's equity approximated $113 million and $41 million, respectively, which is 0.4% and 2.1% of the Company's total assets and shareholder's equity, respectively, as of December 31, 1994.

      The changes in ownership of Employers Life Insurance Company of Wausau and Farmland Life Insurance Company were effected to align essentially all life insurance operations of the Nationwide Insurance Enterprise under Nationwide Life Insurance Company.

 (ii) Liquidity

      The Company's operations have historically provided substantial positive cash flow. The significant growth in new business and the resulting increase in investments have provided the Company with sufficient cash resources to meet all current obligations for policyholder benefits, withdrawals, surrenders and policy loans. As a member of the Nationwide Insurance Enterprise, the Company also has quick access to available capital infusions and to several billion dollars of liquid and readily marketable invested assets in the event of extreme unexpected withdrawals. The Company also participates in intercompany repurchase agreements with affiliates to satisfy short-term cash needs. Transactions under the agreements were not material in 1994 and 1993.

      The Company employs a process to match the maturities of assets and liabilities and to identify cash and investment needs for the respective line of business investment strategies. The matching process includes a provision for more rapid than expected cash outflows. The Company's investment strategy involves the commitment of funds which provide for meeting its responsibilities to policyholders and to provide a return to its shareholder.

      To mitigate the risk that actual withdrawals may exceed anticipated amounts or that rising interest rates may cause a decline in the value of the Company's fixed maturity investments, the Company imposes market value adjustments or surrender charges on the majority of its products and offers products where the investment risk is transferred to the contract holder. As of December 31, 1994, only 10% of the Company's annuity contracts were subject to withdrawal without a surrender charge or market value adjustment. In addition, liabilities related to variable contracts, where the investment risk is transferred to the policyholder, comprise 42% of policyholder-related liabilities as of December 31, 1994, compared to 38% as of December 31, 1993.

      Nationwide Life Insurance Company and its insurance subsidiaries are limited by law in the amount of dividends they can pay. That condition poses no liquidity concerns to the Company due to Nationwide Life Insurance Company's significant cash flow from operations and extensive holdings of liquid investments. In addition, the Company had $120 million confirmed but unused bank lines of credit as of December 31, 1994, which support a $100 million commercial paper borrowing authorization. During 1993, the Company temporarily increased available bank lines of credit to $365 million and borrowed $125 million. In addition, $175 million of short-term securities were issued as repurchase agreements. All amounts were repaid in 1993, with interest totaling $1.6 million.

8. Directors and Executive Officers

   A. Directors

                                                         Term
                                                        Expires
                                           Director     Annual
          Name                  Age         Since       Meeting              Business Experience
          ----                  ---         -----       -------              -------------------
Lewis J. Alphin                  46          1993        1997      Farm Owner and Operator (1)
Williard J. Engel                55          1994        1997      General Manager, Lyon County; Cooperative
                                                                   Oil Company (1)
Fred C. Finney*                  48          1992        1995      Farm Owner and Operator (1)
Peter F. Frenzer                 60          1991        1996      Executive Vice President - Investments,
                                                                   Nationwide Insurance Companies (1);
                                                                   President and Chief Operating Officer,
                                                                   Nationwide Life and Nationwide Life and
                                                                   Annuity Insurance Companies (2)
Charles L. Fuellgraf, Jr.*       63          1969        1996      Chief Executive Office, Fuellgraf Electric
                                                                   Company, Electrical Construction and
                                                                   Engineering Services (1)
Henry S. Holloway*               62          1969        1996      Farm Owner and Operator (1)
D. Richard McFerson              57          1988        1996      President and Chief Executive Officer,
                                                                   Nationwide Mutual, Nationwide Mutual Fire,
                                                                   Nationwide General and Nationwide
                                                                   Property and Casualty Insurance
                                                                   Companies (12/92 to present); President
                                                                   and Chief Executive Officer - Nationwide
                                                                   Insurance Enterprise, Nationwide Life and
                                                                   Nationwide Life and Annuity Insurance
                                                                   Companies (12/93 to present) (3)
David O. Miller*                 56          1985        1997      President, Owen Potato Farm, Inc.; Partner,
                                                                   M&M Enterprises (1)

C. Ray Noecker                   48          1994        1997      Farm Owner and Operator (1)
James F. Patterson               52          1989        1995      President, Patterson Farms, Inc.; Vice-
                                                                   President, Pattersons Inc. (1)
Robert H. Rickel*                65          1984        1996      Rancher (1)
Arden L Shisler                  53          1984        1996      President and Chief Executive Officer,
                                                                   K&B Transport, Inc.; Partner, Sweetwater
                                                                   Beef Farms (1)
Robert L. Stewart                58          1989        1995      Farm owner and operator; Owner, Sunnydale
                                                                   Mining (1)
Nancy C. Thomas*                 60          1986        1995      Farm Owner and Operator (1)
Harold W. Weihl                  62          1990        1996      Farm Owner and Operator (1)

*   Served as a member of the Salary and Compensation Committee during 1994.

(1) Principal occupation for the last five years.

(2) Held this position since April, 1991.

(3) President and Chief Operating Officer, Nationwide Mutual, Nationwide Mutual Fire, Nationwide General, Nationwide Property and Casualty (04/91 to 12/92); President and General Manager (04/88 to 04/91); Executive Vice President Property/Casualty Operations, Nationwide Insurance Companies (prior to 04/88); Chief Executive Officer, Nationwide Life and Nationwide Life and Annuity Insurance Companies (12/92 to 12/93).

   B. Executive Officers


                                             Held
                                           Position
           Name                 Age         Since                           Position
           ----                 ---         -----                           --------
Peter F. Frenzer                 60          1991       President and Chief Operating Officer
Gordon E. McCutchan              59          1994       Executive Vice President - Law and Corporate Services
                                                        and Secretary
D. Richard McFerson              57          1993       President and Chief Executive Office - Nationwide
                                                        Insurance Enterprise (12/93 to present); Chief
                                                        Executive Officer prior to 12/93
Galen R. Barnes                  47          1989       Senior Vice President
James E. Brock                   47          1990       Senior Vice President
Richard D. Crabtree              53          1993       Executive Vice President
William P. DeMeno                57          1989       Senior Vice President
W. Sidney Druen                  52          1994       Senior Vice President and General Counsel and
                                                        Assistant Secretary
Mark E. Fiebrink                 43          1993       Senior Vice President - Chief Actuary - Property and
                                                        Casualty
Harvey S. Galloway, Jr.          60          1993       Senior Vice President and Chief Actuary - Life, Health
                                                        and Annuities; Senior Vice President and Chief Actuary
Joseph J. Gasper                 51          1992       Executive Vice President; Chairman of the Board
Richard A. Karas                 52          1993       Senior Vice President; Director
Robert A. Oakley                 48          1993       Executive Vice President - Chief Financial Officer
Carl J. Santillo                 45          1993       Senior Vice President; Director and President,
                                                        Farmland Life Insurance Company
Robert J. Woodward, Jr.          53          1991       Senior Vice President
Mark A. Folk                     46          1993       Vice President and Treasurer

      The above listed officers hold office until the date of the next regular annual meeting of the Board of Directors and until their respective successors are elected or appointed and qualified; however, any officer may be removed from office with or without cause by vote of two-thirds of the entire Board of Directors.

      Each of the executive officers listed above serve in the capacities listed* for the following Nationwide Insurance Enterprise companies:

         Nationwide Mutual Insurance Company
         Nationwide Mutual Fire Insurance Company
         Nationwide General Insurance Company
         Nationwide Property and Casualty Insurance Company
         Nationwide Life and Annuity Insurance Company

         * Mr. Frenzer serves as President of Nationwide Corporation and Nationwide Life and Annuity Insurance Company and as
            Executive Vice President of Nationwide Mutual Insurance Company, Nationwide Mutual Fire Insurance Company, Nationwide General Insurance Company and Nationwide Property and Casualty Insurance Company.

      Each of the executive officers listed above also serve in various capacities as executive officers in numerous other affiliated companies.

      In addition to the business experience of each of the directors given in
      A. above, Messrs. Frenzer, Fuellgraf, McFerson, Rickel, Weihl and Mrs. Thomas are trustees of Nationwide Investing Foundation, a registered investment company. Mr. Frenzer is also a trustee of Financial Horizons Investment Trust, Nationwide Investing Foundation II and Nationwide Separate Account Trust, registered investment companies.

      Each of the executive officers listed in B. above, with the exception of Mr. Fiebrink, Mr. Santillo and Mr. Folk, has been associated with the Company for the past five years. Previous to their present assignments, the following officers served the Company in this capacity: Mr. Barnes, Vice President; Mr. Brock, Vice President; Mr. Crabtree, Senior Vice President; Mr. DeMeno, Vice President; Mr. Druen, Vice President - Deputy General Counsel and Assistant Secretary; Mr. Fiebrink, Senior Vice President, Employers Insurance of Wausau A Mutual Company and Wausau Service Corporation; Mr. Folk, Partner - KPMG Peat Marwick LLP; Mr. Frenzer, Executive Vice President; Mr. Galloway, Senior Vice President - Chief Actuary; Mr. Gasper, Senior Vice President; Mr. Karas, Vice President; Mr. McCutchan, Executive Vice President and General Counsel and Secretary; Mr. Oakley, Senior Vice President; Mr. Santillo, Executive Vice President, Employers Insurance of Wausau A Mutual Company and Wausau Service Corporation; and Mr. Woodward, Vice President.

9. Executive Compensation

   The following information is given with respect to the Chief Executive Officer, each of the four most highly compensated executive officers of the Company as of December 31, 1994 and the retired General Chairman.

                         SUMMARY COMPENSATION TABLE (1)

======================================================================================================
                                                                                      Long-term
                                          Annual compensation                      compensation (2)
                                          -------------------                      ----------------
           (a)             (b)          (c)          (d)               (e)               (h)
Name and                                                           Other annual         LTIP
principal position         Year        Salary       Bonus          compensation        payouts
- ------------------         ----        ------       -----          ------------        -------
D. R. McFerson             1994       $127,568     111,671             5,575                 -
Chief Executive            1993        113,991      55,852             5,422            19,102
Officer                    1992         10,283       3,996               385                 -

P. F. Frenzer              1994        370,726     237,575            17,733                 -
President and              1993        381,571     165,419            10,820            62,386
Chief Operating Officer    1992        271,851     118,125            10,607                 -

C. J. Santillo             1994        237,400      14,707            23,650                 -
Senior Vice President      1993        160,731           -             4,638                 -
                           1992              -           -                 -                 -

R. J. Woodward, Jr.        1994        172,172     101,540             9,146                 -
Senior Vice President      1993        144,951      68,358             7,233                 -
                           1992        151,401      40,120             7,905                 -

R. A. Karas                1994        167,308      86,456             9,678                 -
Senior Vice President      1993        146,538      79,122            11,407                 -
                           1992        124,039      33,840            12,591                 -

J. E. Fisher               1994        157,908     150,727            49,607                 -
General Chairman           1993        198,388     131,442             4,297                 -
(Retired)                  1992        165,450      44,844             3,792                 -

(1) The listed executive officers and other executive officers of the Company not listed also serve as executive officers or otherwise serve one or more of Nationwide Mutual Insurance Company, Nationwide Mutual Fire Insurance Company, Nationwide General Insurance Company, Nationwide Property and Casualty Insurance Company, Nationwide Corporation, Scottsdale Indemnity Company, and Nationwide Life and Annuity Insurance Company. The amounts shown above relate only to the Company.

(2) Certain executive officers of the Company participate in a long term sustained performance incentive plan. The plan provides the opportunity for participants to earn an award for achieving predetermined goals during a four-year performance period. The performance measures include: profitability goals, growth in selected product lines and geographic areas and strategic goals in key competitive aspects of the business operations. The performance periods overlap, such that awards are determined every two years, with the most recent performance period ending December 31, 1994. Payout of awards occurs in the year immediately following the end of a performance period. The award may range from 0% to 20% of the sum of the base salaries for the final two calendar years of the performance period.

Included in the Summary Compensation Table shown above are contributions made to the Company's Employee Incentive Savings Plan. Pursuant to the Plan, the Company contributes on behalf of all eligible employees. Company contributions are included in column (e). Employee contributions are included in column (c). Since contributions under the Plan may be invested in a fixed income security fund, a common stock fund, a guaranteed interest fund, a short-term interest fund or shares of Nationwide Investing Foundation (Nationwide Growth Fund), it is not possible to estimate the annual benefits therefrom upon retirement.

The Company participates in the Nationwide Insurance Companies' management incentive plans. These plans provide for incentive compensation based upon achieving or exceeding operating gain objectives and upon the achievement and betterment of planned expense levels and/or ratios. Additional incentive compensation is paid, subject to achievement of the operating gain objective, for achievement of premium and/or revenue objectives. Incentive penalties are assessed for exceeding planned expense levels and/or ratios. Directors do not participate in the plan. Payments under the plan during 1994 for 1993 performances are included in the Summary Compensation Table as LTIP payouts.

Nationwide Life Insurance Company participates in the Nationwide Insurance Companies' and Affiliates' Retirement Plan. This pension plan is a defined benefit plan designed to qualify under applicable provisions of the Internal Revenue Code. Employees generally become eligible to participate after one year of service with the Company and after reaching age 21. The amounts shown in the following table are amounts payable in the event of retirement on or after age 65.


                             PENSION PLAN TABLE (1)
- -------------------------------------------------------------------------------

Average of Last                          Years of Service
 Three Years'   ---------------------------------------------------------------
Compensation       15            20            25            30            35
- -------------------------------------------------------------------------------
$125,000         30,989        41,319        51,649        61,978        72,308
 150,000         42,265        56,353        70,442        84,530        98,618
 175,000         49,765        66,353        82,942        99,530       116,118
 200,000         52,265        76,353        95,442       114,530       133,618
 225,000         64,765        86,353       107,942       129,530       151,118
 250,000         72,265        96,353       120,942       144,530       168,618
 300,000         87,265       116,353       145,442       174,530       203,618
 400,000        117,265       156,353       195,442       234,530       273,618
 450,000        132,265       176,353       220,442       264,530       308,618
 500,000        147,265       196,353       245,442       294,530       343,618

(1) The amounts shown are based on compensation amounts as reported on the W-2 form for that year adjusted to exclude severance pay, reimbursement of relocation expenses and the value of a company car and to include pre-tax employee contributions to any savings plan, any group insurance plan or any medical and dependent care reimbursement plans established by the employer and workers compensation or state disability income. Such amount for named executive officers are included in columns (c), (d) and (e) of the Summary Compensation Table.

(2) As of December 31, 1994, the named individuals had the following respective years of service under the pension plan: D. R. McFerson, 14 years; P. F. Frenzer, 21 years; C. J. Santillo, 1 year; R. J. Woodward, Jr., 30 years;
    R. A. Karas, 31 years; J. E. Fisher, 43 years.

(3) The amounts shown represent annual benefits upon retirement at age 65 for the years of service indicated for retirement in 1994. Amounts for retirement after 1994 will differ due to changes in social security covered compensation.

    Each of the Company's directors is compensated at an annual rate of $26,196 for services as a director. Directors who are also officers are excluded from this arrangement. Directors are also reimbursed for out-of-pocket expenses.

10. Security Ownership of Certain Beneficial Owners and Management

    Security Ownership of Certain Beneficial Owners as of December 31, 1994.

Title of       Name and Address      Amount and Nature of     Percent
Class          of Beneficial Owner    Beneficial Ownership     of Class
- -----          -------------------    --------------------     --------
Common        Nationwide Corporation         3,814,779*          100.0%
Stock         One Nationwide Plaza        Of record and
              Columbus, Ohio 43216        beneficially*

* Sole voting and investment power

11. Certain Relationships and Related Transactions

    In 1994, the Company and its subsidiaries paid to the law firm of Druen, Rath & Dietrich (McCutchan, Druen, Maynard, Rath and Dietrich prior to September, 1994) approximately $1,020,000 for legal services rendered to the Company. W. Sidney Druen, Senior Vice President and General Counsel and Assistant Secretary; Joseph P. Rath, Associate Vice President - Associate General Counsel; and Thomas W. Dietrich, Associate Vice President - Associate General Counsel, are all partners in that firm, and all members of the firm are employees of Nationwide Mutual Insurance Company.

    The Company leases space in a building owned by Nationwide Mutual Insurance Company. Nationwide Mutual Insurance Company acts as disbursing agent for many of the expenses incurred by the Company. Nationwide Mutual Insurance Company also provides some operational and administrative functions at cost, such as sales, advertising, personnel and general management services. For the year 1994, reimbursements by the Company for its funds disbursed by Nationwide Mutual Insurance Company and the costs of services provided approximated $270,118,000.

    The Company participates in a common employee benefit program with Nationwide Mutual Insurance Company and its subsidiaries. Included in this program are accident and health, disability income and life insurance benefits and a retirement plan. The retirement plan is funded in the Company's Separate Accounts and its general account, earning a guaranteed rate of return. Contributions to the retirement plan by the participating companies approximated $55,076,000 in 1994.

    The Company also participates in a life and health care defined benefit plan for qualifying retirees with Nationwide Mutual Insurance Company and its subsidiaries. The plan is funded in amounts determined at the discretion of management. Contributions to the plan by the participating companies are invested in group annuity contracts of the Company and approximated $47,391,000 in 1994.

    During 1994, the Company received a $200,000,000 cash capital contribution from Nationwide Corporation.

    On December 31, 1994, the Company purchased all of the outstanding shares of Employers Life Insurance Company of Wausau from Wausau Service Corporation.

Exhibits, Financial Statement Schedules and Reports
- ---------------------------------------------------
(1) Consolidated Financial Statements:

      Independent Auditors' Report
      Consolidated Balance Sheets, December 31, 1994 and 1993
      Consolidated Statements of Income, years ended December 31, 1994, 1993 and 1992
      Consolidated Statements of Shareholder's Equity, years ended December 31,
       1994, 1993 and 1992
      Consolidated Statements of Cash Flows, years ended December 31, 1994,
       1993 and 1992
      Notes to Consolidated Financial Statements

(2) Financial Statement Schedules:

      Schedule I  Summary of Investments - Other Than Investments in Related
                   Parties, December 31, 1994
      Schedule V  Supplementary Insurance Information, December 31, 1994, 1993
                   and 1992
      Schedule VI Reinsurance, years ended December 31, 1994, 1993 and 1992

      All other schedules to the consolidated financial statements referenced by
      Article 7 of Regulation S-X are not required under the related instructions or are inapplicable and therefore have been omitted.

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
Nationwide Life Insurance Company:

We have audited the consolidated financial statements of Nationwide Life Insurance Company (a wholly owned subsidiary of Nationwide Corporation) and subsidiaries as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedules as listed in the accompanying index. These consolidated financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Participating insurance and the related surplus are discussed in note 13. The Company and its counsel are of the opinion that the ultimate ownership of the participating surplus in excess of the contemplated equitable policyholder dividends belongs to the shareholder. The accompanying consolidated financial statements are presented on such basis.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nationwide Life Insurance Company and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in note 2 to the consolidated financial statements, in 1994 the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities.

In 1993, the Company adopted the provisions of SFAS No. 109, Accounting for Income Taxes and SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions.





                                                           KPMG Peat Marwick LLP

Columbus, Ohio
February 27, 1995

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
             (a wholly owned subsidiary of Nationwide Corporation)

                          Consolidated Balance Sheets

                           December 31, 1994 and 1993
                                (000's omitted)

                                     Assets                                                1994                1993
                                     ------                                             -----------         ----------
Investments (notes 5, 8 and 9):
   Securities available-for-sale, at fair value:
      Fixed maturities (cost $8,318,865 in 1994)                                        $ 8,045,906                 -
      Equity securities (cost $18,373 in 1994; $8,263 in 1993)                               24,713            16,593
   Fixed maturities held-to-maturity, at amortized cost (fair value $3,602,310
      in 1994; $10,886,820 in 1993)                                                       3,688,787        10,120,978
   Mortgage loans on real estate                                                          4,222,284         3,871,560
   Real estate                                                                              252,681           253,831
   Policy loans                                                                             340,491           315,898
   Other long-term investments                                                               63,914           118,490
   Short-term investments (note 14)                                                         131,643            41,797
                                                                                        -----------       -----------
                                                                                         16,770,419        14,739,147
                                                                                        -----------       -----------

Cash                                                                                          7,436            21,835
Accrued investment income                                                                   220,540           190,886
Deferred policy acquisition costs                                                         1,064,159           811,944
Deferred Federal income tax                                                                  36,515                 -
Other assets                                                                                790,603           636,161
Assets held in Separate Accounts (note 8)                                                12,222,461         9,006,388
                                                                                        -----------       -----------
                                                                                        $31,112,133        25,406,361
                                                                                        ===========       ===========

                      Liabilities and Shareholder's Equity
                      ------------------------------------

Future policy benefits and claims (notes 6 and 8)                                        16,321,461        14,092,255
Policyholders' dividend accumulations                                                       338,058           322,686
Other policyholder funds                                                                     72,770            71,959
Accrued Federal income tax (note 7):
   Current                                                                                   13,126            12,294
   Deferred                                                                                       -            31,659
                                                                                        -----------       -----------
                                                                                             13,126            43,953
                                                                                        -----------       -----------

Other liabilities                                                                           235,778           217,952
Liabilities related to Separate Accounts (note 8)                                        12,222,461         9,006,388
                                                                                        -----------       -----------
                                                                                         29,203,654        23,755,193
                                                                                        -----------       -----------

Shareholder's equity (notes 3, 4, 7 and 13):
   Capital shares, $1 par value.  Authorized 5,000 shares, issued and
     outstanding 3,815 shares                                                                 3,815             3,815
   Paid-in additional capital                                                               622,753           422,753
   Unrealized gains (losses) on securities available-for-sale, net of adjustment to deferred policy acquisition costs of $82,525 ($0 in 1993) and net of
     deferred Federal income tax benefit of $64,425 ($1,583 expense in 1993)               (119,668)            6,747
   Retained earnings                                                                      1,401,579         1,217,853
                                                                                        -----------       -----------
                                                                                          1,908,479         1,651,168
                                                                                        -----------       -----------
Commitments and contingencies (notes 9 and 16)
                                                                                        $31,112,133        25,406,361
                                                                                        ===========       ===========

See accompanying notes to consolidated financial statements.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
             (a wholly owned subsidiary of Nationwide Corporation)

                       Consolidated Statements of Income

                  Years ended December 31, 1994, 1993 and 1992
                                (000's omitted)

                                                                            1994             1993             1992
                                                                         ----------       ----------       ----------
Revenues (note 17):
   Traditional life insurance premiums                                   $  209,538          215,715          226,888
   Accident and health insurance premiums                                   324,524          312,655          430,009
   Universal life and investment product policy charges                     239,021          188,057          148,464
   Net investment income (note 5)                                         1,289,501        1,204,426        1,120,157
   Net ceded commissions from disposition of credit life and
     credit accident and health business (note 12)                                -                -           27,115
   Realized gains (losses) on investments (notes 5 and 14)                  (16,384)         113,673          (19,315)
                                                                         ----------       ----------       ----------
                                                                          2,046,200        2,034,526        1,933,318
                                                                         ----------       ----------       ----------
Benefits and expenses:
   Benefits and claims                                                    1,279,763        1,236,906        1,319,735
   Provision for policyholders' dividends on participating
     policies (note 13)                                                      46,061           53,189           61,834
  Amortization of deferred policy acquisition costs                          94,744          102,134           99,197
  Other operating costs and expenses                                        352,402          329,396          321,993
                                                                         ----------       ----------       ----------
                                                                          1,772,970        1,721,625        1,802,759
                                                                         ----------       ----------       ----------
          Income before Federal income tax and cumulative
            effect of changes in accounting principles                      273,230          312,901          130,559
                                                                         ----------       ----------       ----------

Federal income tax (note 7):
   Current expense                                                           79,847           75,124           47,402
   Deferred expense (benefit)                                                 9,657           31,634          (13,660)
                                                                         ----------       ----------       ----------
                                                                             89,504          106,758           33,742
                                                                         ----------       ----------       ----------

          Income before cumulative effect of changes in
            accounting principles                                           183,726          206,143           96,817

Cumulative effect of changes in accounting principles,
   net of tax (note 3)                                                            -            5,365                -
                                                                         ----------       ----------       ----------
          Net income                                                     $  183,726          211,508           96,817
                                                                         ==========       ==========       ==========


                   See accompanying notes to consolidated financial statement

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
             (a wholly owned subsidiary of Nationwide Corporation)

                Consolidated Statements of Shareholder's Equity

                  Years ended December 31, 1994, 1993 and 1992
                                (000's omitted)

                                                                        Unrealized
                                                                      gains (losses)
                                                        Paid-in       on securities                             Total
                                        Capital       additional      available-for-        Retained        shareholder's
                                         shares         capital         sale, net           earnings           equity
                                       ---------      -----------     --------------       ----------       -------------
1992:
   Balance, beginning of year           $  3,815         311,753              96,048          933,179           1,344,795
   Dividends paid to shareholder               -               -                   -           (5,846)             (5,846)
   Net income                                  -               -                   -           96,817              96,817
   Unrealized losses on equity
     securities, net of deferred
     Federal income tax                        -               -              (5,524)               -              (5,524)
                                       ---------      -----------     --------------       ----------       -------------
   Balance, end of year                 $  3,815         311,753              90,524        1,024,150           1,430,242
                                       =========      ===========     ==============       ==========       =============

1993:
   Balance, beginning of year              3,815         311,753              90,524        1,024,150           1,430,242
   Capital contributions                       -         111,000                   -                -             111,000
   Dividends paid to shareholder               -               -                   -          (17,805)            (17,805)
   Net income                                  -               -                   -          211,508             211,508
   Unrealized losses on equity
     securities, net of deferred
     Federal income tax                        -               -             (83,777)               -             (83,777)
                                       ---------      -----------     --------------       ----------       -------------
   Balance, end of year                 $  3,815         422,753               6,747        1,217,853           1,651,168
                                       =========      ===========     ==============       ==========       =============

1994:
   Balance, beginning of year              3,815         422,753               6,747        1,217,853           1,651,168
   Capital contribution                        -         200,000                   -                -             200,000
   Net income                                  -               -                   -          183,726             183,726
   Adjustment for change in
     accounting for certain
     investments in debt and
     equity securities, net of
     adjustment to deferred policy
     acquisition costs and deferred
     Federal income tax (note 3)               -               -             216,915                -             216,915
  Unrealized losses on securities
     available-for-sale, net of
     adjustment to deferred policy
     acquisition costs and deferred
     Federal income tax                        -               -            (343,330)               -            (343,330)
                                       ---------      -----------     --------------       ----------       -------------
  Balance, end of year                 $   3,815         622,753            (119,668)       1,401,579           1,908,479
                                       =========      ===========     ==============       ==========       =============



See accompanying notes to consolidated financial statements.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
             (a wholly owned subsidiary of Nationwide Corporation)

                     Consolidated Statements of Cash Flows

                  Years ended December 31, 1994, 1993 and 1992
                                (000's omitted)

                                                                              1994             1993             1992
                                                                           ----------       ----------       ----------
Cash flows from operating activities:
  Net income                                                               $  183,726          211,508           96,817
  Adjustments to reconcile net income to net cash provided by operating activities:
      Capitalization of deferred policy acquisition costs                    (264,434)        (191,994)        (177,928)
      Amortization of deferred policy acquisition costs                        94,744          102,134           99,197
      Amortization and depreciation                                             6,207           11,156            5,607
      Realized losses (gains) on invested assets, net                          15,949         (113,648)          19,092
      Deferred Federal income tax benefit                                      (2,166)          (6,006)         (13,105)
      Increase in accrued investment income                                   (29,654)         (4,218)          (11,518)
      (Increase) decrease in other assets                                    (112,566)        (549,277)           6,132
      Increase in policyholder account balances                             1,038,641          509,370           19,087
      Increase in policyholders' dividend accumulations                        15,372           17,316           18,708
      Increase (decrease) in accrued Federal income tax payable                   832           16,838          (15,723)
      Increase in other liabilities                                            17,826           26,958           73,512
      Other, net                                                              (19,303)         (11,745)         (10,586)
                                                                           ----------       ----------       ----------
        Net cash provided by operating activities                             945,174           18,392          109,292
                                                                           ----------       ----------       ----------

Cash flows from investing activities:
  Proceeds from maturity of securities available-for-sale                     579,067                -                -
  Proceeds from sale of securities available-for-sale                         247,876          247,502           27,844
  Proceeds from maturity of fixed maturities held-to-maturity                 516,003        1,192,093        1,030,397
  Proceeds from sale of fixed maturities                                            -           33,959          123,422
  Proceeds from repayments of mortgage loans on real estate                   220,744          146,047          259,659
  Proceeds from sale of real estate                                            46,713           23,587           22,682
  Proceeds from repayments of policy loans and
     sale of other invested assets                                            134,998           59,643           99,189
  Cost of securities available-for-sale acquired                           (2,569,672)         (12,550)         (12,718)
  Cost of fixed maturities held-to-maturity acquired                         (675,835)      (2,016,831)      (2,687,975)
  Cost of mortgage loans on real estate acquired                             (627,025)        (475,336)        (654,403)
  Cost of real estate acquired                                                (15,962)          (8,827)        (137,843)
  Policy loans issued and other invested assets acquired                     (118,012)         (76,491)         (97,491)
                                                                           ----------       ----------       ----------
      Net cash used in investing activities                                (2,261,105)        (887,204)      (2,027,620)
                                                                           ----------       ----------       ----------

Cash flows from financing activities:
  Proceeds from capital contributions                                         200,000          111,000                -
  Dividends paid to shareholder                                                     -          (17,805)          (5,846)
  Increase in universal life and investment product account balances        3,640,958        2,249,740        2,468,236
  Decrease in universal life and investment product account balances       (2,449,580)      (1,458,504)        (575,180)
                                                                           ----------       ----------       ----------
      Net cash provided by financing activities                             1,391,378          884,431        1,887,210
                                                                           ----------       ----------       ----------

Net increase (decrease) in cash and cash equivalents                           75,447           15,619          (31,118)

Cash and cash equivalents, beginning of year                                   63,632           48,013           79,131
                                                                           ----------       ----------       ----------
Cash and cash equivalents, end of year                                     $  139,079           63,632           48,013
                                                                           ==========       ==========       ==========



See accompanying notes to consolidated financial statements.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
             (a wholly owned subsidiary of Nationwide Corporation)

                   Notes to Consolidated Financial Statements
                        December 31, 1994, 1993 and 1992
                                (000 s omitted)

(1)     Organization and Description of Business
        ----------------------------------------
        Nationwide Life Insurance Company (NLIC) is a wholly owned subsidiary of Nationwide Corporation (Corp.). Wholly-owned subsidiaries of NLIC include Financial Horizons Life Insurance Company (FHLIC), West Coast Life Insurance Company (WCLIC), National Casualty Company and subsidiaries (NCC), Nationwide Financial Services, Inc. (NFS), and effective December 31, 1994, Employers Life Insurance Company of Wausau and subsidiary (ELICW). NLIC and its subsidiaries are collectively referred to as "the Company".

        NLIC, FHLIC, WCLIC and ELICW are life and accident and health insurers and NCC is a property and casualty insurer. The Company is licensed in all 50 states, the District of Columbia, the Virgin Islands and Puerto Rico. The Company offers a full range of life, health and annuity products through exclusive agents and other distribution channels and is subject to competition from other insurers throughout the United States. The Company is subject to regulation by the Insurance Departments of states in which it is licensed, and undergoes periodic examinations by those departments.

        The following is a description of the most significant risks facing life and health insurers and how the Company mitigates those risks:

            LEGAL/REGULATORY RISK is the risk that changes in the legal or regulatory environment in which an insurer operates will create additional expenses not anticipated by the insurer in pricing its products. That is, regulatory initiatives designed to reduce insurer profits, new legal theories or insurance company insolvencies through guaranty fund assessments may create costs for the insurer beyond those recorded in the consolidated financial statements. The Company mitigates this risk by offering a wide range of products and by operating throughout the United States, thus reducing its exposure to any single product or jurisdiction, and also by employing underwriting practices which identify and minimize the adverse impact of this risk.

            CREDIT RISK is the risk that issuers of securities owned by the Company or mortgagors on mortgage loans on real estate owned by the Company will default or that other parties, including reinsurers, which owe the Company money, will not pay. The Company minimizes this risk by adhering to a conservative investment strategy, by maintaining sound reinsurance and credit and collection policies and by providing for any amounts deemed uncollectible.

            INTEREST RATE RISK is the risk that interest rates will change and cause a decrease in the value of an insurer's investments. This change in rates may cause certain interest-sensitive products to become uncompetitive or may cause disintermediation. The Company mitigates this risk by charging fees for non-conformance with certain policy provisions, by offering products that transfer this risk to the purchaser, and/or by attempting to match the maturity schedule of its assets with the expected payouts of its liabilities. To the extent that liabilities come due more quickly than assets mature, an insurer would have to borrow funds or sell assets prior to maturity and potentially recognize a gain or loss.

(2)     Summary of Significant Accounting Policies
        ------------------------------------------
        The significant accounting policies followed by the Company that materially affect financial reporting are summarized below. The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) which differ from statutory accounting practices prescribed or permitted by regulatory authorities. See note 4.

        In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements and revenues and expenses for the period. Actual results could differ significantly from those estimates.

        The estimates susceptible to significant change are those used in determining the liability for future policy benefits and claims and those used in determining valuation allowances for mortgage loans on real estate and real estate. Although some variability is inherent in these estimates, management believes the amounts provided are adequate.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
             (a wholly owned subsidiary of Nationwide Corporation)

             Notes to Consolidated Financial Statements, Continued



                 (a) Consolidation Policy
                     --------------------

                     The December 31, 1994, 1993 and 1992 consolidated financial statements include the accounts of NLIC and its wholly owned subsidiaries FHLIC, WCLIC, NCC and NFS. The December 31, 1994 consolidated balance sheet also includes the accounts of ELICW, which was acquired by NLIC effective December 31, 1994. See Note 14. All significant intercompany balances and transactions have been eliminated.

                 (b) Valuation of Investments and Related Gains and Losses
                     -----------------------------------------------------

                     Prior to January 1, 1994, the Company classified fixed maturities in accordance with the then existing accounting standards, and accordingly, fixed maturity securities were carried at amortized cost, adjusted for amortization of premium or discount, since the Company had both the ability and intent to hold those securities until maturity. Equity securities were carried at fair value with the unrealized gains and losses, net of deferred Federal income tax, reported as a separate component of shareholder's equity.

                     In May 1993, the Financial Accounting Standards Board
                     (FASB) issued STATEMENT OF FINANCIAL ACCOUNTING
                     STANDARDS NO. 115 - ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES (SFAS 115). SFAS 115 requires fixed maturities and equity securities to be classified as either held-to-maturity, available-for-sale, or trading. The Company has no trading securities. The Company adopted SFAS 115 as of January 1, 1994, with no effect on consolidated net income. See note 3 regarding the effect on consolidated shareholder's equity.

                     Fixed maturity securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity and are stated at amortized cost. Fixed maturity securities not classified as held-to-maturity and all equity securities are classified as available-for-sale and are stated at fair value, with the unrealized gains and losses, net of adjustments to deferred policy acquisition costs and deferred Federal income tax, reported as a separate component of shareholder's equity. The adjustment to deferred policy acquisition costs represents the change in amortization of deferred policy acquisition costs that would have been required as a charge or credit to operations had such unrealized amounts been realized.

                     Mortgage loans on real estate are carried at the unpaid principal balance less valuation allowances. The Company provides valuation allowances for impairments of mortgage loans on real estate based on a review by portfolio managers. Loans in foreclosure and loans considered in-substance foreclosed as of the balance sheet date are placed on non-accrual status and written down to the fair value of the existing property to
                     derive a new cost basis.   Real estate is carried at
                     cost less accumulated depreciation and valuation allowances. Other long-term investments are carried on the equity basis, adjusted for valuation allowances.

                     Realized gains and losses on the sale of investments are determined on the basis of specific security identification. Estimates for valuation allowances and other than temporary declines are included in realized gains and losses on investments.

                     In May, 1993, the FASB issued STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 114 - ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN (SFAS 114). SFAS 114, which was amended by STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 118 - ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN - INCOME RECOGNITION AND
                     DISCLOSURE in October, 1994, requires the measurement of impaired loans be based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The impact on the consolidated financial statements of adopting SFAS 114 as amended is not expected to be material. Previously issued consolidated financial statements shall not be restated. The Company will adopt SFAS 114 as amended in 1995.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
             (a wholly owned subsidiary of Nationwide Corporation)

             Notes to Consolidated Financial Statements, Continued



                 (c) Revenues and Benefits
                     ---------------------

                     TRADITIONAL LIFE INSURANCE PRODUCTS: Traditional life insurance products include those products with fixed and guaranteed premiums and benefits and consist primarily of whole life, limited-payment life, term life and certain annuities with life contingencies. Premiums for traditional life insurance products are recognized as revenue when due and collected. Benefits and expenses are associated with earned premiums so as to result in recognition of profits over the life of the contract. This association is accomplished by the provision for future policy benefits and the deferral and amortization of policy acquisition costs.

                     UNIVERSAL LIFE AND INVESTMENT PRODUCTS: Universal life products include universal life, variable universal life and other interest-sensitive life insurance policies. Investment products consist primarily of individual and group deferred annuities, annuities without life contingencies and guaranteed investment contracts. Revenues for universal life and investment products consist of cost of insurance, policy administration and surrender charges that have been earned and assessed against policy account balances during the period. Policy benefits and claims that are charged to expense include benefits and claims incurred in the period in excess of related policy account balances and interest credited to policy account balances.

                     ACCIDENT AND HEALTH INSURANCE: Accident and health insurance premiums are recognized as revenue over the terms of the policies. Policy claims are charged to expense in the period that the claims are incurred.

                 (d) Deferred Policy Acquisition Costs
                     ---------------------------------

                     The costs of acquiring new business, principally commissions, certain expenses of the policy issue and underwriting department and certain variable agency expenses have been deferred. For traditional life and individual health insurance products, these deferred acquisition costs are predominantly being amortized with interest over the premium paying period of the related policies in proportion to the ratio of actual annual premium revenue to the anticipated total premium revenue. Such anticipated premium revenue was estimated using the same assumptions as were used for computing liabilities for future policy benefits. For universal life and investment products, deferred policy acquisition costs are being amortized with interest over the lives of the policies in relation to the present value of estimated future gross profits from projected interest margins, cost of insurance, policy administration and surrender charges. For years in which gross profits are negative, deferred policy acquisition costs are amortized based on the present value of gross revenues. Beginning January 1, 1994, deferred policy acquisition costs are adjusted to reflect the impact of unrealized gains and losses on fixed maturity securities available-for-sale. See note 2(b).

                 (e) Separate Accounts
                     -----------------

                     Separate Account assets and liabilities represent contractholders' funds which have been segregated into accounts with specific investment objectives. The investment income and gains or losses of these accounts accrue directly to the contractholders. The activity of the Separate Accounts is not reflected in the consolidated statements of income and cash flows except for the fees the Company receives for administrative services and risks assumed.

                 (f) Future Policy Benefits
                     ----------------------

                     Future policy benefits for traditional life and individual health policies have been calculated using a net level premium method based on estimates of mortality, morbidity, investment yields and withdrawals which were used or which were being experienced at the time the policies were issued, rather than the assumptions prescribed by state regulatory authorities. See note 6.

                     Future policy benefits for annuity policies in the accumulation phase, universal life and variable universal life policies have been calculated based on participants' contributions plus interest credited less applicable contract charges.

                     Future policy benefits and claims for group long-term disability policies are the present value (primarily discounted at 5.5%) of amounts not yet due on reported claims and an estimate of amounts to be paid on incurred but unreported claims. The impact of reserve discounting is not material. Future policy benefits and claims on other group health policies are not discounted.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
             (a wholly owned subsidiary of Nationwide Corporation)

             Notes to Consolidated Financial Statements, Continued

                 (g) Participating Business
                     ----------------------
                     Participating business represents approximately 45%
                     (48% in 1993 and 1992) of the Company's ordinary life insurance in force, 72% (72% in 1993; 71% in 1992)
                     of the number of policies in force, and 41% (45% in 1993 and 1992) of life insurance premiums. The provision for policyholder dividends is based on current dividend scales. Future dividends are provided for ratably in future policy benefits based on dividend scales in effect at the time the policies were issued. Dividend scales are approved by the Board of Directors.

                     Income attributable to participating policies in excess of policyholder dividends is accounted for as belonging to the shareholder. See note 13.

                 (h) Federal Income Tax
                     ------------------
                     NLIC, FHLIC, WCLIC and NCC file a consolidated Federal income tax return with Nationwide Mutual Insurance Company
                     (NMIC), the majority shareholder of Corp. Through 1994, ELICW filed a consolidated Federal income tax return with Employers Insurance of Wausau A Mutual Company.
                     Beginning in 1995, ELICW will file a separate Federal income tax return.

                     In 1993, the Company adopted STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 109 - ACCOUNTING FOR INCOME TAXES, which required a change from the deferred method of accounting for income tax of APB Opinion 11 to the asset and liability method of accounting for income tax. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards.
                     Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under this method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce the deferred tax assets to the amounts expected to be realized.

                     Prior to 1993, the Company applied the deferred method of accounting for income tax which recognized deferred income tax for income and expense items that are reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable for the year of calculation. Under the deferred method, deferred tax is not adjusted for subsequent changes in tax rates. See note 7.

                     The Company has reported the cumulative effect of the change in method of accounting for income tax in the 1993 consolidated statement of income. See note 3.

                 (i) Reinsurance Ceded
                     -----------------
                     Reinsurance premiums ceded and reinsurance recoveries on benefits and claims incurred are deducted from the respective income and expense accounts. Assets and liabilities related to reinsurance ceded are reported on a gross basis.

                 (j) Cash Equivalents
                     ----------------
                     For purposes of the consolidated statements of cash flows, the Company considers all short-term investments with original maturities of three months or less to be cash equivalents.

                 (k) Reclassification
                     ----------------
                     Certain items in the 1993 and 1992 consolidated financial statements have been reclassified to conform to the 1994 presentation.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
             (a wholly owned subsidiary of Nationwide Corporation)

             Notes to Consolidated Financial Statements, Continued

(3)     Changes in Accounting Principles
        --------------------------------

        Effective January 1, 1994, the Company changed its method of accounting for certain investments in debt and equity securities in connection with the issuance of a new accounting standard by the FASB as described in Note 2(b). As of January 1, 1994, the company classified fixed maturity securities with amortized cost and fair value of $6,593,844 and $7,024,736, respectively, as available-for-sale and recorded the securities at fair value. Previously, these securities were recorded at amortized cost. The effect as of January 1, 1994 has been recorded as a direct credit to shareholder's equity as follows:

           Excess of fair value over amortized cost of fixed maturity
              securities available-for-sale                                      $ 430,892
           Adjustment to deferred policy acquisition costs                         (97,177)
           Deferred Federal income tax                                            (116,800)
                                                                                 ---------
                                                                                 $ 216,915
                                                                                 =========

        During 1993, the Company adopted accounting principles in connection with the issuance of two accounting standards by the FASB. The effect as of January 1, 1993, the date of adoption, has been recognized in the 1993 consolidated statement of income as the cumulative effect of changes in accounting principles, as follows:

           Asset/liability method of recognizing income tax (note 7)              $ 26,344
           Accrual method of recognizing postretirement benefits other
              than pensions (net of tax benefit of $11,296), (note 11)             (20,979)
                                                                                  --------
                  Net cumulative effect of changes in accounting principles       $  5,365
                                                                                  ========

(4)     Basis of Presentation
        ---------------------
        The consolidated financial statements have been prepared in accordance with GAAP. Annual Statements for NLIC and FHLIC, WCLIC, ELICW and NCC, filed with the Department ofInsurance of the State of Ohio, California Department of Insurance, Wisconsin Insurance Department and Michigan Bureau of Insurance, respectively, are prepared on the basis of accounting practices prescribed or permitted by such regulatory authorities. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners (NAIC), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. The Company has no material permitted statutory accounting practices.

        The following reconciles the statutory net income of NLIC as reported to regulatory authorities to the net income as shown in the accompanying consolidated financial statements:

                                                                                     1994           1993            1992
                                                                                   --------        -------         -------
           Statutory net income                                                    $ 76,532        185,943          33,812
           Adjustments to restate to the basis of GAAP:
                 Consolidating statutory net income of subsidiaries                  14,350         19,545          21,519
                 Increase in deferred policy acquisition costs, net                 167,166         89,860          78,731
                 Future policy benefits                                             (76,310)       (70,640)        (63,355)
                 Deferred Federal income tax (expense) benefit                       (9,657)       (31,634)         13,660
                 Equity in earnings of affiliates                                     1,013          7,121           4,618
                 Valuation allowances and other than temporary
                   declines accounted for directly in surplus                         6,275         (6,638)          3,402
                 Interest maintenance reserve                                        (7,332)        13,754           7,588
                 Cumulative effect of changes in accounting principles,
                   net of tax                                                             -          5,365               -
                 Other, net                                                          11,689         (1,168)         (3,158)
                                                                                   --------        -------         -------
                    Net income per accompanying consolidated
                       statements of income                                        $183,726        211,508          96,817
                                                                                   ========        =======         =======

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
             (a wholly owned subsidiary of Nationwide Corporation)

             Notes to Consolidated Financial Statements, Continued

        The following reconciles the statutory capital shares and surplus of NLIC as reported to regulatory authorities to the shareholder's equity as shown in the accompanying consolidated financial statements:

                                                                                      1994            1993           1992
                                                                                   ----------       --------       --------
           Statutory capital shares and surplus                                    $1,262,861        992,631        647,307
           Add (deduct) cumulative effect of adjustments:
                 Deferred policy acquisition costs                                  1,064,159        811,944        722,084
                 Nonadmitted assets and furniture and equipment charged to
                   income in the year of acquisition, net of accumulated
                   depreciation                                                        16,120         22,573         15,712
                 Asset valuation reserve                                              153,387        105,596        138,727
                 Interest maintenance reserve                                          18,843         21,069          7,315
                 Future policy benefits                                              (310,302)      (238,231)      (167,591)
                 Deferred Federal income tax, including effect of changes in
                   accounting principles in 1993                                       36,515        (31,659)       (82,724)
                 Cumulative effect of change in accounting principles for
                   postretirement benefits other than pensions, gross                       -        (32,275)             -
                 Difference between amortized cost and fair value of fixed
                  maturity securities available-for-sale, gross                      (272,959)             -              -
                 Other, net                                                           (60,145)          (480)       149,412
                                                                                   ----------     ----------     ----------
                     Shareholder's equity per accompanying consolidated
                        balance sheets                                             $1,908,479      1,651,168      1,430,242
                                                                                   ==========     ==========     ==========

(5)     Investments
        -----------

        An analysis of investment income by investment type follows for the years ended December 31:

                                                                                      1994            1993           1992
                                                                                   ----------       --------       --------
           Gross investment income:
               Securities available-for-sale:
                 Fixed maturities                                                  $  674,346              -              -
                 Equity securities                                                        550          7,230          6,949
               Fixed maturities held-to-maturity                                      193,009        800,255        754,876
               Mortgage loans on real estate                                          376,783        364,810        334,769
               Real estate                                                             40,280         39,684         27,410
               Short-term                                                               6,990          5,080          7,298
               Other                                                                   42,831         33,832         30,717
                                                                                   ----------       --------       --------
                     Total investment income                                        1,334,789      1,250,891      1,162,019
           Less investment expenses                                                    45,288         46,465         41,862
                                                                                   ----------     ----------     ----------
                     Net investment income                                         $1,289,501      1,204,426      1,120,157
                                                                                   ==========     ==========     ==========


        An analysis of the change in gross unrealized gains (losses) on securities available-for-sale and fixed maturities held-to-maturity follows for the years ended December 31:

                                                                                      1994            1993           1992
                                                                                   ----------       --------       --------
           Securities available-for-sale:
              Fixed maturities                                                    $  (703,851)             -              -
              Equity securities                                                        (1,990)      (128,837)        (9,195)
           Fixed maturities held-to-maturity                                         (421,427)       223,392         17,774
                                                                                  -----------       --------       --------
                                                                                  $(1,127,268)        94,555          8,579
                                                                                  ===========       ========       ========


               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
             (a wholly owned subsidiary of Nationwide Corporation)

             Notes to Consolidated Financial Statements, Continued



        An analysis of realized gains (losses) on investments by investment type follows for the years ended December 31:

                                                                                      1994            1993           1992
                                                                                   ----------       --------       --------
           Realized on disposition of investments:
             Securities available-for-sale:
                Fixed maturities                                                     $(13,720)             -              -
                Equity securities                                                       1,427        129,728          7,215
             Fixed maturities                                                               -         21,159         13,399
             Mortgage loans on real estate                                            (16,130)       (17,763)       (30,334)
             Real estate and other                                                      5,765        (12,813)       (12,997)
                                                                                   ----------       --------       --------
                                                                                      (22,658)       120,311        (22,717)
                                                                                   ----------       --------       --------


           Valuation allowances:
             Securities available-for-sale:
                Fixed maturities                                                        6,600              -              -
             Fixed maturities                                                               -           (934)         1,792
             Mortgage loans on real estate                                             (4,332)       (10,478)        (5,969)
             Real estate and other                                                      4,006          4,774          7,579
                                                                                   ----------       --------       --------
                                                                                        6,274         (6,638)         3,402
                                                                                   ----------       --------       --------
                                                                                     $(16,384)       113,673        (19,315)
                                                                                   ==========       ========       ========

        The amortized cost and estimated fair value of securities available-for-sale and fixed maturities held-to-maturity were as follows as of December 31, 1994:

                                                                                    Gross           Gross
                                                                  Amortized        unrealized     unrealized        Estimated
                                                                     cost            gains          losses         fair value
                                                                 -----------       ----------     ----------       ----------
          Securities available-for-sale
          -----------------------------
            Fixed maturities:
              US Treasury securities and obligations of US
                government corporations and agencies              $  393,156           1,794         (18,941)         376,009
              Obligations of states and political
                subdivisions                                           2,202              55             (21)           2,236
              Debt securities issued by foreign governments          177,910             872          (9,205)         169,577
              Corporate securities                                 4,201,738          50,405        (128,698)       4,123,445
              Mortgage-backed securities                           3,543,859          18,125        (187,345)       3,374,639
                                                                 -----------       ----------     ----------       ----------
                  Total fixed maturities                           8,318,865          71,251        (344,210)       8,045,906
            Equity securities                                         18,373           6,636            (296)          24,713
                                                                 -----------       ----------     ----------       ----------
                                                                  $8,337,238          77,887        (344,506)       8,070,619
                                                                 ===========       ==========     ==========       ==========

          Fixed maturity securities held-to-maturity
          ------------------------------------------
              Obligations of states and political
                subdivisions                                      $   11,613              92            (255)          11,450
              Debt securities issued by foreign governments           16,131             111             (39)          16,203
              Corporate securities                                 3,661,043          34,180        (120,566)       3,574,657
                                                                 -----------       ----------     ----------       ----------
                                                                  $3,688,787          34,383        (120,860)       3,602,310
                                                                 ===========       ==========     ==========       ==========

              NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
             (a wholly owned subsidiary of Nationwide Corporation)

             Notes to Consolidated Financial Statements, Continued

        The amortized cost and estimated fair value of investments of fixed maturity securities were as follows as of December 31, 1993:

                                                                                    Gross           Gross
                                                                  Amortized        unrealized     unrealized        Estimated
                                                                     cost            gains          losses         fair value
                                                                 -----------       ----------     ----------       ----------
               US Treasury securities and obligations of US
                 government corporations and agencies            $   287,738          18,204          (392)           305,550
               Obligations of states and political
                 subdivisions                                         16,519           2,700            (5)            19,214
               Debt securities issued by foreign governments         137,092           7,719        (1,213)           143,598
               Corporate securities                                6,819,355         647,778       (15,648)         7,451,485
               Mortgage-backed securities                          2,860,274         121,721       (15,022)         2,966,973
                                                                 -----------       ----------     ----------       ----------
                                                                 $10,120,978         798,122       (32,280)        10,886,820
                                                                 ===========       ==========     ==========       ==========

        As of December 31, 1993 the net unrealized gain on equity securities, before providing for deferred Federal income tax, was $8,330, comprised of gross unrealized gains of $8,345 and gross unrealized losses of $15.

        The amortized cost and estimated fair value of fixed maturity securities available-for-sale and fixed maturity securities held-to-maturity as of December 31, 1994, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                      Amortized          Estimated
                                                                        cost            fair value
                                                                     ----------         -----------
           Fixed maturity securities available-for-sale
           --------------------------------------------
           Due in one year or less                                   $  294,779            294,778
           Due after one year through five years                      2,553,825          2,490,886
           Due after five years through ten years                     1,382,311          1,327,089
           Due after ten years                                          544,091            558,514
                                                                     ----------         -----------
                                                                      4,775,006          4,671,267
           Mortgage-backed securities                                 3,543,859          3,374,639
                                                                     ----------         -----------
                                                                     $8,318,865          8,045,906
                                                                     ==========         ===========

           Fixed maturity securities held-to-maturity
           ------------------------------------------
           Due in one year or less                                   $  333,517            333,000
           Due after one year through five years                      1,953,179          1,942,260
           Due after five years through ten years                     1,080,069          1,013,083
           Due after ten years                                          322,022            313,967
                                                                     ----------         -----------
                                                                     $3,688,787          3,602,310
                                                                     ==========         ===========

        Proceeds from the sale of securities available-for-sale during 1994 were $247,876, while proceeds from sales of investments in fixed maturity securities during 1993 were $33,959 ($123,422 during 1992). Gross gains of $3,406 ($2,413 in 1993 and $3,194 in 1992) and gross losses of $21,866 ($39 in 1993 and $513 in 1992) were realized on those sales.

        Investments that were non-income producing for the twelve month period preceding December 31, 1994 amounted to $11,513 ($13,158 for 1993) and consisted of $11,111 ($10,907 in 1993) in real estate and $402 ($2,251 in 1993) in other long-term investments.

        Real estate is presented at cost less accumulated depreciation of $29,275 in 1994 ($24,717 in 1993) and valuation allowances of $27,330 in 1994 ($31,357 in 1993). Other valuation allowances are $0 in 1994 ($6,680 in 1993) on fixed maturities and $47,892 in 1994 ($42,350 in
        1993) on mortgage loans on real estate.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
             (a wholly owned subsidiary of Nationwide Corporation)

             Notes to Consolidated Financial Statements, Continued

        The Company generally initiates foreclosure proceedings on all mortgage loans on real estate delinquent sixty days. Foreclosures of mortgage loans on real estate were $37,187 in 1994 ($39,281 in 1993) and mortgage loans on real estate in process of foreclosure or in-substance foreclosed as of December 31, 1994 totaled $19,878 ($24,658 as of December 31, 1993), which approximates fair value.

        Investments with an amortized cost of $11,137 and $11,383 as of December 31, 1994 and 1993, respectively, were on deposit with various regulatory agencies as required by law.

(6)     Future Policy Benefits and Claims
        ---------------------------------
        The liability for future policy benefits for traditional life and individual health policies has been established based upon the following assumptions:

           Interest rates:  Interest rates vary as follows:

                  Year of issue                                   Life                                     Health
                  -------------                                   ----                                     ------
                  1994                7.2 %, not graded - permanent contracts with loan provisions;         5.0%
                                      6.0%, not graded - all other contracts
                  1984-1993           7.4% to 10.5%, not graded                                             5.0% to 6%
                  1966-1983           6% to 8.1%, graded over 20 years to 4% to 6.6%                        3.5% to 6%
                  1965 and prior      generally lower than post 1965 issues                                 3.5% to 4%

           Withdrawals: Rates, which vary by issue age, type of coverage and policy duration, are based on Company experience.

           Mortality: Mortality and morbidity rates are based on published tables, modified for the Company's actual experience.

        The liability for future policy benefits for investment contracts (approximately 81% and 80% of the total liability for future policy benefits as of December 31, 1994 and 1993, respectively) has been established based on policy term, interest rates and various contract provisions. The average interest rate credited on investment product policies was 6.5%, 7.0% and 7.5% for the years ended December 31, 1994, 1993 and 1992, respectively.

        Future policy benefits and claims for group long-term disability policies are the present value (primarily discounted at 5.5%) of amounts not yet due on reported claims and an estimate of amounts to be paid on incurred but unreported claims. The impact of reserve discounting is not material. Future policy benefits and claims on other group health policies are not discounted.

        Activity in the liability for unpaid claims and claim adjustment expenses is summarized for the years ended December 31:

                                                                  1994           1993           1992
                                                                ---------      --------       --------
           Balance as of January 1                              $591,258        760,312        672,581
              Less reinsurance recoverables                      429,798        547,786        445,934
                                                                ---------      --------       --------
                    Net balance as of January 1                  161,460        212,526        226,647
                                                                ---------      --------       --------
           Incurred related to:
              Current year                                       273,299        309,721        360,545
              Prior years                                        (26,156)       (26,248)       (17,433)
                                                                ---------      --------       --------
                 Total incurred                                  247,143        283,473        343,112
                                                                ---------      --------       --------
           Paid related to:
              Current year                                       175,700        208,978        226,886
              Prior years                                         73,889        125,561        130,347
                                                                ---------      --------       --------
                 Total paid                                      249,589        334,539        357,233
                                                                ---------      --------       --------
           Unpaid claims of ELICW (note 14)                       40,223              -              -
                                                                ---------      --------       --------
                    Net balance as of December 31                199,237        161,460        212,526

              Plus reinsurance recoverables                      457,694        429,798        547,786
                                                                ---------      --------       --------
           Balance as of December 31                            $656,931        591,258        760,312
                                                                ========       ========       ========

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
             (a wholly owned subsidiary of Nationwide Corporation)

             Notes to Consolidated Financial Statements, Continued

        As a result of changes in estimates for insured events of prior years, the provision for claims and claim adjustment expenses decreased in each of the three years ended December 31, 1994 due to lower-than-anticipated costs to settle accident and health claims.

(7)     Federal Income Tax
        ------------------

        Prior to 1984, the Life Insurance Company Income Tax Act of 1959 as amended by the Deficit Reduction Act of 1984 (DRA), permitted the deferral from taxation of a portion of statutory income under certain circumstances. In these situations, the deferred income was accumulated in the Policyholders' Surplus Account (PSA). Management considers the likelihood of distributions from the PSA to be remote; therefore, no Federal income tax has been provided for such distributions in the consolidated financial statements. The DRA eliminated any additional deferrals to the PSA. Any distributions from the PSA, however, will continue to be taxable at the then current tax rate. The balance of the PSA is approximately $35,344 as of December 31, 1994.

        The Company adopted STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 109 - ACCOUNTING FOR INCOME TAXES (SFAS 109), as of January 1, 1993. See note 3. The 1992 consolidated financial statements have not been restated to apply the provisions of SFAS 109.

        The significant components of deferred income tax expense for the years ended December 31 are as follows:

                                                                       1994           1993
                                                                      ------         ------
           Deferred income tax expense (exclusive of the
              effects of other components listed below)               $9,657         29,930
           Adjustments to deferred income tax assets and
              liabilities for enacted changes in tax laws
              and rates                                                    -          1,704
                                                                      ------         ------
                                                                      $9,657         31,634
                                                                      ======         ======

        For the year ended December 31, 1992, the deferred income tax benefit results from timing differences in the recognition of income and expense for income tax and financial reporting purposes.
        The primary sources of those timing differences were deferred policy acquisition costs (deferred expense of $16,457) and reserves for future policy benefits (deferred benefit of $32,045).

        Total Federal income tax expense for the years ended December 31, 1994, 1993 and 1992 differs from the amount computed by applying the U.S. Federal income tax rate to income before tax as follows:


                                                                 1994                        1993                  1992
                                                                 ----                        ----                  ----
                                                          Amount        %           Amount        %           Amount      %
                                                         -------       ----        --------      ----        -------     ----
           Computed (expected) tax expense               $95,631       35.0        $109,515      35.0        $44,390     34.0
           Tax exempt interest and dividends
              received deduction                            (194)      (0.1)         (2,322)     (0.7)        (4,172)    (3.2)
           Current year increase in U.S. Federal
              income tax rate                                  -          -           1,704       0.5              -        -
           Real estate valuation allowance
              adjustment                                       -          -               -         -         (3,463)    (2.7)
           Other, net                                     (5,933)      (2.1)         (2,139)     (0.7)        (3,013)    (2.3)
                                                         -------       ----        --------      ----        -------     ----
                 Total (effective rate of each
                   year)                                 $89,504       32.8        $106,758      34.1        $33,742     25.8
                                                         =======       ====        ========      ====        =======     ====

        Total Federal income tax paid was $87,576, $58,286 and $63,124 during the years ended December 31, 1994, 1993 and 1992, respectively.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
             (a wholly owned subsidiary of Nationwide Corporation)

             Notes to Consolidated Financial Statements, Continued

        The tax effects of temporary differences that give rise to significant components of the net deferred tax asset (liability) as of December 31, 1994 and 1993 are as follows:

                                                                              1994            1993
                                                                            --------        ---------
           Deferred tax assets:
              Future policy benefits                                        $124,044          129,995
              Fixed maturity securities available-for-sale                    95,536                -
              Liabilities in Separate Accounts                                94,783           64,722
              Mortgage loans on real estate and real estate                   25,632           24,020
              Other policyholder funds                                         7,137            7,759
              Other assets and other liabilities                              57,528           41,390
                                                                            --------        ---------
                Total gross deferred tax assets                              404,660          267,886
                                                                            --------        ---------


           Deferred tax liabilities:
              Deferred policy acquisition costs                              317,224          243,731
              Fixed maturities, equity securities and other
                 long-term investments                                         3,620           11,137
              Other                                                           47,301           44,677
                                                                            --------        ---------
                Total gross deferred tax liabilities                         368,145          299,545
                                                                            --------        ---------
                      Net deferred tax asset (liability)                    $ 36,515          (31,659)
                                                                            ========        =========

        The Company has determined that valuation  allowances are not necessary as of December 31, 1994 and 1993 and January 1, 1993 (date of adoption of SFAS 109) based on its analysis of future deductible
        amounts.   All future deductible amounts can be offset by future
        taxable amounts or recovery of Federal income tax paid within the statutory carryback period. In addition, for future deductible amounts for securities available-for-sale, affiliates of the Company which are included in the same consolidated Federal income tax return hold investments that could be sold for capital gains that could offset capital losses realized by the Company should securities available-for-sale be sold at a loss.

(8)     Disclosures about Fair Value of Financial Instruments
        -----------------------------------------------------

        STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 107 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (SFAS 107) requires disclosure of fair value information about existing on and off-balance sheet financial instruments. In cases where quoted market prices are not available, fair value is based on estimates using present value or other valuation techniques.

        These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Although fair value estimates are calculated using assumptions that management believes are appropriate, changes in assumptions could cause these estimates to vary materially. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in the immediate settlement of the instruments. SFAS 107 excludes certain assets and liabilities from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

        Although insurance contracts, other than policies such as annuities that are classified as investment contracts, are specifically exempted from SFAS 107 disclosures, estimated fair value of policy reserves on insurance contracts are provided to make the fair value disclosures more meaningful.

        The tax ramifications of the related unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

        The following methods and assumptions were used by the Company in estimating its fair value disclosures:

           CASH, SHORT-TERM INVESTMENTS AND POLICY LOANS: The carrying amount reported in the balance sheets for these instruments approximate their fair value.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
             (a wholly owned subsidiary of Nationwide Corporation)

             Notes to Consolidated Financial Statements, Continued



           INVESTMENT SECURITIES: Fair value for fixed maturity securities is based on quoted market prices, where available.
           For fixed maturity securities not actively traded, fair value is estimated using values obtained from independent pricing services or, in the case of private placements, is estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality and maturity of the investments. The fair value for equity securities is based on quoted market prices.

           SEPARATE ACCOUNT ASSETS AND LIABILITIES: The fair value of assets held in Separate Accounts is based on quoted market prices.
           The fair value of liabilities related to Separate Accounts is the amount payable on demand.

           MORTGAGE LOANS ON REAL ESTATE: The fair value for mortgage loans on real estate is estimated using discounted cash flow analyses, using interest rates currently being offered for similar loans to borrowers with similar credit ratings. Loans with similar characteristics are aggregated for purposes of the calculations. Fair value for mortgages in default is valued at the estimated fair value of the underlying collateral.

           INVESTMENT CONTRACTS: Fair value for the Company's liabilities under investment type contracts is disclosed using two methods. For investment contracts without defined maturities, fair value is the amount payable on demand. For investment contracts with known or determined maturities, fair value is estimated using discounted cash flow analysis. Interest rates used are similar to currently offered contracts with maturities consistent with those remaining for the contracts being valued.

           POLICY RESERVES ON INSURANCE CONTRACTS: Included are disclosures for individual life, universal life and supplementary contracts with life contingencies for which the estimated fair value is the amount payable on demand. Also included are disclosures for the Company's limited payment policies, which the Company has used discounted cash flow analyses similar to those used for investment contracts with known maturities to estimate fair value.

           POLICYHOLDERS DIVIDEND ACCUMULATIONS AND OTHER POLICYHOLDER
           FUNDS: The carrying amount reported in the consolidated balance sheets for these instruments approximates their fair value.

        Carrying amount and estimated fair value of financial instruments subject to SFAS 107 and policy reserves on insurance contracts were as follows as of December 31:

                                                                    1994                             1993
                                                                    ----                             ----
                                                       Carrying         Estimated        Carrying         Estimated
                                                        amount         fair value         amount         fair value
                                                      -----------      -----------      -----------      -----------
        Assets
        ------
        Investments:
          Securities available-for-sale:
            Fixed maturities                          $ 8,045,906        8,045,906                -                -
            Equity securities                              24,713           24,713           16,593           16,593
          Fixed maturities held-to-maturity             3,688,787        3,602,310       10,120,978       10,886,820
          Mortgage loans on real estate                 4,222,284        4,173,284        3,871,560        4,175,271
          Policy loans                                    340,491          340,491          315,898          315,898
          Short-term investments                          131,643          131,643           41,797           41,797
        Cash                                                7,436            7,436           21,835           21,835
        Assets held in Separate Accounts               12,222,461       12,222,461        9,006,388        9,006,388

        Liabilities
        -----------
        Investment contracts                           12,189,894       11,657,556       10,332,661       10,117,288
        Policy reserves on insurance contracts          3,170,085        2,934,384        2,945,120        2,873,503
        Policyholders' dividend accumulations             338,058          338,058          322,686          322,686
        Other policyholder funds                           72,770           72,770           71,959           71,959
        Liabilities related to Separate Accounts       12,222,461       11,807,331        9,006,388        8,714,586

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
             (a wholly owned subsidiary of Nationwide Corporation)

             Notes to Consolidated Financial Statements, Continued



(9)     Additional Financial Instruments Disclosures
        --------------------------------------------

        FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK: The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business through management of its investment portfolio. These financial instruments include commitments to extend credit in the form of loans. These instruments involve, to varying degrees, elements of credit risk in excess of amounts recognized on the consolidated balance sheets.

        Commitments to fund fixed rate mortgage loans on real estate are agreements to lend to a borrower, and are subject to conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a deposit. Commitments extended by the Company are based on management's case-by-case credit evaluation of the borrower and the borrower's loan collateral. The underlying mortgage property represents the collateral if the commitment is funded. The Company's policy for new mortgage loans on real estate is to lend no more than 80% of collateral value. Should the commitment be funded, the Company's exposure to credit loss in the event of nonperformance by the borrower is represented by the contractual amounts of these commitments less the net realizable value of the collateral. The contractual amounts also represent the cash requirements for all unfunded commitments. Commitments on mortgage loans on real estate of $243,200 extending into 1995 were outstanding as of December 31, 1994.

        SIGNIFICANT CONCENTRATIONS OF CREDIT RISK: The Company grants mainly commercial mortgage loans on real estate to customers throughout the United States. The Company has a diversified portfolio with no more than 22% (23% in 1993) in any geographic area and no more than 2%
        (2% in 1993) with any one borrower. The summary below depicts loans by remaining principal balance as of each December 31:

                                                                                                 Apartment
                                                Office            Warehouse       Retail          & other           Total
                                               --------           ---------      ---------       ---------        ----------
             1994:
               East North Central              $109,233            103,499         540,686         191,489           944,907
               East South Central                24,298             10,803         127,845          76,897           239,843
               Mountain                           3,150             13,770         140,358          39,682           196,960
               Middle Atlantic                   61,299             53,285         140,847          30,111           285,542
               New England                       10,536             43,282         139,131               4           192,953
               Pacific                          195,393            210,930         397,911          68,768           873,002
               South Atlantic                    87,150             81,576         424,150         210,354           803,230
               West North Central               127,760             11,766          80,854           4,738           225,118
               West South Central                51,013             84,796         184,923         194,788           515,520
                                               --------           ---------      ---------       ---------        ----------
                                               $669,832            613,707       2,176,705         816,831         4,277,075
                                               ========           =========      =========       =========
                  Less valuation allowances and unamortized discount                                                  54,791
                                                                                                                  ----------
                       Total mortgage loans on real estate, net                                                   $4,222,284
                                                                                                                  ==========
             1993:
               East North Central              $109,208           108,478          470,755         158,964           847,405
               East South Central                27,562             1,460          117,341          69,991           216,354
               Mountain                           3,228             4,742          105,560          23,065           136,595
               Middle Atlantic                   56,664            52,766          132,821          15,414           257,665
               New England                       10,565            48,398          142,530               8           201,501
               Pacific                          174,409           185,116          389,428          65,497           814,450
               South Atlantic                   112,640            58,165          391,102         238,337           800,244
               West North Central               104,933            13,458           78,408           3,917           200,716
               West South Central                50,955            47,103          183,420         161,033           442,511
                                               --------           ---------        -------       ---------        ----------
                                               $650,164           519,686        2,011,365         736,226         3,917,441
                                               ========           =========      =========       =========
                  Less valuation allowances and unamortized discount                                                  45,881
                                                                                                                  ----------
                       Total mortgage loans on real estate, net                                                   $3,871,560
                                                                                                                  ==========

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
             (a wholly owned subsidiary of Nationwide Corporation)

             Notes to Consolidated Financial Statements, Continued


(10)    Pension Plan
        ------------

        NLIC, FHLIC, WCLIC, NCC, and NFS participate together with other affiliated companies, in a pension plan covering all employees who have completed at least one thousand hours of service within a twelve-month period and who have met certain age requirements. Plan contributions are invested in a group annuity contract of NLIC. Benefits are based upon the highest average annual salary of any three consecutive years of the last ten years of service. The Company funds pension costs accrued for direct employees plus an allocation of pension costs accrued for employees of affiliates whose work efforts benefit the Company.

        Pension costs charged to operations by the Company during the years ended December 31, 1994, 1993 and 1992 were $10,451, $6,702 and
        $4,613, respectively.

        The Company's net accrued pension expense as of December 31, 1994 and 1993 was $1,836 and $1,472, respectively.

        The net periodic pension cost for the plan as a whole for the years ended December 31, 1994, 1993 and 1992 follows:

                                                                       1994             1993             1992
                                                                     --------         --------         --------
            Service cost (benefits earned during the period)         $ 64,740           47,694           44,343
            Interest cost on projected benefit obligation              73,951           70,543           68,215
            Actual return on plan assets                              (21,495)        (105,002)         (62,307)
            Net amortization and deferral                             (62,150)          20,832          (24,281)
                                                                     --------         --------         --------
               Net periodic pension cost                             $ 55,046           34,067           25,970
                                                                     ========         ========         ========

        Basis for measurements, net periodic pension cost:

            Weighted average discount rate                               5.75%           6.75%            7.25%
            Rate of increase in future compensation levels               4.50%           4.75%            5.25%
            Expected long-term rate of return on plan assets             7.00%           7.50%            8.00%

        Information regarding the funded status of the plan as a whole as of December 31, 1994 and 1993 follows:

                                                                                1994             1993
                                                                             ----------       ----------
                     Accumulated benefit obligation:
                        Vested                                               $  914,850          972,475
                        Nonvested                                                 7,570           10,227
                                                                             ----------       ----------
                                                                             $  922,420          982,702
                                                                             ==========       ==========
                     Projected benefit obligation for
                        services rendered to date                             1,305,547        1,292,477
                     Plan assets at fair value                                1,241,771        1,208,007
                                                                             ----------       ----------
                     Plan assets less than projected benefit
                        obligation                                              (63,776)         (84,470)
                     Unrecognized prior service cost                             46,201           49,551
                     Unrecognized net losses                                     39,408           55,936
                     Unrecognized net assets at January 1, 1987                 (21,994)         (24,146)
                                                                             ----------       ----------
                          Net accrued pension expense                        $     (161)          (3,129)
                                                                             ==========       ==========

                 Basis for measurements, funded status of plan:

                     Weighted average discount rate                               7.50%            5.75%
                     Rate of increase in future compensation levels               6.75%            4.50%

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
             (a wholly owned subsidiary of Nationwide Corporation)

             Notes to Consolidated Financial Statements, Continued


(11)    Postretirement Benefits Other Than Pensions
        -------------------------------------------

        In addition to the defined benefit pension plan, NLIC, FHLIC, WCLIC, NCC and NFS participate with other affiliated companies in life and health care defined benefit plans for qualifying retirees. Postretirement life and health care benefits are contributory and available to full time employees who have attained age 55 and have accumulated 15 years of service with the Company after reaching age 40. Postretirement life insurance contributions are based on age and coverage amount of each retiree. Postretirement health care benefit contributions are adjusted annually and contain cost-sharing features such as deductibles and coinsurance. The accounting for the health care plan anticipates future cost-sharing changes to the written plan that are consistent with the Company's expressed intent to increase the retiree contribution amount annually for expected health care inflation. The Company's policy is to fund the cost of health care benefits in amounts determined at the discretion of management. The Company began funding in 1994. Plan assets are invested in group annuity contracts of NLIC.

        Effective January 1, 1993, the Company adopted the provisions of STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 106 - EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS (SFAS 106), which requires the accrual method of accounting for postretirement life and health care insurance benefits based on actuarially determined costs to be recognized over the period from the date of hire to the full eligibility date of employees who are expected to qualify for such benefits. Postretirement benefit cost for 1992, which was recorded on a cash basis, has not been restated.

        The Company elected to immediately recognize its estimated accumulated postretirement benefit obligation as of January 1, 1993. Accordingly, a noncash charge of $32,275 ($20,979 net of related income tax benefit) was recorded in the consolidated statement of income as a
        cumulative effect of a change in accounting principle.   See note 3.
        The adoption of SFAS 106, including the cumulative effect of the change in accounting principle, increased the expense for postretirement benefits by $35,277 to $36,544 in 1993. Net periodic postretirement benefit cost for 1994 was $4,627. The Company's accrued postretirement benefit obligation as of December 31, 1994 and 1993 was $36,001 and $35,277, respectively.

        Actuarial assumptions for the measurement of the December 31, 1994 accumulated postretirement benefit obligation include a discount rate of 8% and an assumed health care cost trend rate of 11%, uniformly declining to an ultimate rate of 6% over 12 years.

        Actuarial assumptions for the measurement of the December 31, 1993 accumulated postretirement benefit obligation and the 1994 net periodic postretirement benefit cost include a discount rate of 7% and an assumed health care cost trend rate of 12%, uniformly declining to an ultimate rate of 6% over 12 years.

        Actuarial assumptions used to determine the accumulated postretirement benefit obligation as of January 1, 1993 and the 1993 net periodic postretirement benefit cost include a discount rate of 8% and an assumed health care cost trend rate of 14%, uniformly declining to an ultimate rate of 6% over 12 years.

        Information regarding the funded status of the plan as a whole as of December 31, 1994 and 1993 follows:

                                                                                             1994             1993
                                                                                          ---------        ---------
           Accumulated postretirement benefit obligation:
              Retirees                                                                    $  76,677           90,312
              Fully eligible, active plan participants                                       22,013           24,833
              Other active plan participants                                                 59,089           84,103
                                                                                          ---------        ---------
                 Accumulated postretirement benefit obligation                              157,779          199,248
              Plan assets at fair value                                                      49,012                -
                                                                                          ---------        ---------
                 Plan assets less than accumulated postretirement benefit
                   obligation                                                              (108,767)        (199,248)
              Unrecognized net (gains) losses                                               (41,497)          15,128
                                                                                          ---------        ---------
                 Accrued postretirement benefit obligation                                $(150,264)        (184,120)
                                                                                          =========        =========

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
             (a wholly owned subsidiary of Nationwide Corporation)

             Notes to Consolidated Financial Statements, Continued
        The amount of net periodic postretirement benefit cost for the plan as a whole for the years ended December 31, 1994 and 1993 is as follows:

                                                                                                   1994            1993
                                                                                                 -------         -------
           Net periodic postretirement benefit cost:
              Service cost - benefits attributed to employee service during the year             $ 8,586            7,090
              Interest cost on accumulated postretirement benefit obligation                      14,011           13,928
              Actual return on plan assets                                                        (1,622)               -
              Net amortization and deferral                                                        1,622                -
                                                                                                 -------           ------
                 Net periodic postretirement benefit cost                                        $22,597           21,018
                                                                                                 =======           ======

        The health care cost trend rate assumption has a significant effect on the amounts reported. A one percentage point increase in the assumed health care cost trend rate would increase the accumulated postretirement benefit obligation as of December 31, 1994 and 1993 by $8,109 and $15,621, respectively, and the net periodic postretirement benefit cost for the years ended December 31, 1994 and 1993 by $866 and $2,377, respectively.

(12)    Portfolio Transfer of Credit Life and Credit Accident and Health
        ----------------------------------------------------------------
        On March 13, 1992, WCLIC entered into an assignment and assumption agreement with American Bankers Life Assurance Company of Florida (ABLAC) under which ABLAC assumed, by portfolio transfer, substantially all of WCLIC's credit life and accident and health policies in force as of January 1, 1992. A pre-tax loss of approximately $15,000 was recognized from this transaction in 1992. The loss represents approximately $34,000 of amortization of deferred policy acquisition costs, less approximately $27,000 in ceded commissions earned, plus death benefits incurred and other expenses. Under the terms defined in the assignment and assumption agreement, WCLIC is contingently liable for adverse development of claims activity up to a defined limit. As of December 31, 1994, WCLIC has provided for a contingent liability based on the development of claims experience through December 31, 1994. As of December 31, 1993, WCLIC had provided for the maximum contingent liability in the absence of conclusive claims experience development.

(13)    Regulatory Risk-Based Capital, Retained Earnings and Dividend
        -------------------------------------------------------------
        Restrictions
        ------------

        Each insurance company's state of domicile imposes minimum risk-based capital requirements that were developed by the NAIC. The formulas for determining the amount of risk-based capital specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by a ratio of the company's regulatory total adjusted capital, as defined by the NAIC, to its authorized control level risk-based capital, as defined by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action. NLIC and each of its insurance subsidiaries exceed the minimum risk-based capital requirements.

        In accordance with the requirements of the New York statutes, the Company has agreed with the Superintendent of Insurance of that state that so long as participating policies and contracts are held by residents of New York, no profits on participating policies and contracts in excess of the larger of (a) ten percent of such profits or
        (b) fifty cents per year per thousand dollars of participating life insurance in force, exclusive of group term, at the year-end shall inure to the benefit of the shareholders. Such New York statutes further provide that so long as such agreement is in effect, such excess of profits shall be exhibited as "participating policyholders' surplus" in annual statements filed with the Superintendent and shall be used only for the payment or apportionment of dividends to participating policyholders at least to the extent required by statute or for the purpose of making up any loss on participating policies.

        In the opinion of counsel for the Company, the ultimate ownership of the entire surplus, however classified, of the Company resides with the shareholder, subject to the usual requirements under state laws and regulations that certain deposits, reserves and minimum surplus be maintained for the protection of the policyholders until all policy contracts are discharged.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
             (a wholly owned subsidiary of Nationwide Corporation)

             Notes to Consolidated Financial Statements, Continued

        Based on the opinion of counsel with respect to the ownership of its surplus, the Company is of the opinion that the earnings attributable to participating policies in excess of the amounts paid as dividends to policyholders belong to the shareholder rather than the policyholders, and such earnings are so treated by the Company.

        The amount of shareholder's equity other than capital shares was $1,904,664, $1,647,353, and $1,426,427 as of December 31,
        1994, 1993 and 1992, respectively. The amount thereof not presently available for dividends to the shareholder due to the New York restrictions and to adjustments relating to GAAP was $929,934, $954,037 and $841,583 as of December 31, 1994, 1993 and 1992,
        respectively.

        Ohio law limits the payment of dividends to shareholders. The maximum dividend that may be paid by the Company without prior approval of the Director of the Department of Insurance of the State of Ohio is limited to the greater of statutory gain from operations of the preceding calendar year or 10% of statutory shareholder's surplus as of the prior December 31. Therefore, $1,707,110, of shareholder's equity, as presented in the accompanying consolidated financial statements, is restricted as to dividend payments in 1995.

        California law limits the payment of dividends to shareholders of WCLIC. The maximum dividend that may be paid by WCLIC without prior approval of the Commissioner of the State of California Department of Insurance is limited to the greater of WCLIC's statutory net income of the preceding calendar year or 10% of WCLIC's statutory shareholder's surplus as of the prior December 31. Therefore, $126,489 of WCLIC's shareholder's equity is restricted as to dividend payments in 1995.

        Wisconsin law limits the payment of dividends to shareholders of ELICW. The maximum dividend that may be paid by ELICW without prior approval of the Commissioner of the State of Wisconsin is limited to the greater of ELICW's statutory net income of the preceding calendar year or 10% of ELICW s statutory surplus as of the prior December 31, Therefore, $135,369 of ELICW's shareholder's equity is restricted as to dividend payments in 1995.

        Michigan law limits the payment of dividends to shareholders of NCC. The maximum dividend that may be paid by NCC without prior approval of the Commissioner of the State of Michigan Bureau of Insurance is limited to the greater of NCC's statutory net income, not including realized capital gains, of the preceding calendar year or 10% of NCC's statutory shareholder's surplus as of the prior December 31. Therefore, $66,564 of NCC's shareholder's equity is restricted as to dividend payments in 1995. In addition, prior approval is not required for a dividend which does not increase gross leverage to a point in excess of the United States consolidated industry average for the most recent available year.

(14)    Transactions With Affiliates
        ----------------------------
        Effective December 31, 1994, NLIC purchased all of the outstanding shares of ELICW from Wausau Service Corporation (WSC) for an amount approximating $165,000, subject to specified adjustments, if any, subsequent to year end. NLIC transferred fixed maturity securities and cash with a fair value of $155,000 to WSC on December 28, 1994, which resulted in a realized loss of $19,239 on the disposition of the securities. An accrual approximating $10,000 is reflected in the accompanying consolidated balance sheet. The purchase price approximated both the historical cost basis and fair value of net assets of ELICW. ELICW has and will continue to share home office, other facilities, equipment and common management and administrative services with WSC.

        The deferred compensation annuity line of business of the Company is primarily sold through Public Employees Benefit Services Corporation (PEBSCO). The Company paid PEBSCO commissions and administrative fees of $26,699, $22,681 and $20,146 in 1994, 1993 and
        1992, respectively.  PEBSCO is a wholly owned subsidiary of Corp.

        The Company and NEA Valuebuilder Investor Services, Inc. (NEAVIS) have contracted with the National Education Association (NEA) to provide individual annuity contracts to be marketed exclusively to members of the NEA. The Company paid NEAVIS a marketing development fee of $11,095, $9,229 and $6,426 in 1994, 1993 and 1992, respectively.
        NEAVIS is a wholly owned subsidiary of Corp.

        The Company shares home office, other facilities, equipment and common management and administrative services with affiliates.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
             (a wholly owned subsidiary of Nationwide Corporation)

             Notes to Consolidated Financial Statements, Continued



        The Company participates in intercompany repurchase agreements with affiliates whereby the seller will transfer securities to the buyer at a stated value. Upon demand or a stated period, the securities will be repurchased by the seller at the original sales price plus a price differential. Transactions under the agreements during 1994 and 1993 were not material.

        During 1993, the Company sold equity securities with a market value $194,515 to NMIC, resulting in a realized gain of $122,823. With the proceeds, the Company purchased securities with a market value of $194,139 and cash of $376 from NMIC.

        Intercompany reinsurance contracts exist between NLIC and NMIC, NLIC and WCLIC, NLIC and NCC, WCLIC and NMIC and WCLIC and
        ELICW as of December 31, 1994. These contracts are immaterial to the consolidated financial statements.

        NCC participates in several 100% quota share reinsurance agreements with NMIC. NCC serves as the licensed insurer as required for an affiliated excess and surplus lines company and cedes 100% of direct written premiums to NMIC. In 1989, NCC transferred 100% of assets and unearned premiums and loss reserves related to a discontinued block of assumed reinsurance to NMIC (95.3%) and Nationwide Mutual Fire Insurance Company (4.7%). Effective January 1, 1993, NCC entered into a 100% quota share reinsurance agreement to cede to NMIC 100% of all written premiums not subject to any other reinsurance agreements.

        As a result of these agreements, and in accordance with STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 113 - ACCOUNTING AND REPORTING FOR REINSURANCE OF SHORT-DURATION AND LONG-DURATION CONTRACTS, the following amounts are included in the consolidated financial statements as of December 31, 1994 and 1993 for reinsurance ceded:

                                                                    1994             1993
                                                                  --------         --------
           Reinsurance recoverable                               $ 575,721          533,401
           Unearned premium reserves                              (118,092)        (102,644)
           Loss and claim reserves                                (371,974)        (352,303)
           Loss and expense reserves                               (85,655)         (78,454)
                                                                 ---------         --------
                                                                 $       0                0
                                                                 =========         ========

        The ceding of reinsurance does not discharge the original insurer from primary liability to its policyholder. The insurer which assumes the coverage assumes the related liability and it is the practice of insurers to treat insured risks, to the extent of reinsurance ceded, as though they were risks for which the original insurer is not liable. Management believes the financial strength of NMIC reduces to an acceptable level any risk to NCC under these intercompany reinsurance agreements.

        The Company and various affiliates entered into agreements with Nationwide Cash Management Company (NCMC) and California Cash
        Management Company (CCMC), both affiliates, under which NCMC and CCMC act as common agents in handling the purchase and sale of short-term securities for the respective accounts of the participants. Amounts on deposit with NCMC and CCMC were $92,531 and $28,683 at December 31, 1994 and 1993, respectively, and are included in short-term investments on the accompanying consolidated balance sheets.

(15)    Bank Lines of Credit
        --------------------

        As of December 31, 1994 and 1993, NLIC had $120,000 of confirmed but unused bank lines of credit which support a $100,000 commercial paper borrowing authorization. Additionally, NFS had $27,000 of confirmed but unused bank lines of credit.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
             (a wholly owned subsidiary of Nationwide Corporation)

             Notes to Consolidated Financial Statements, Continued



(16)    Contingencies
        -------------

        The  Company is a defendant in various lawsuits.   In the
        opinion of management, the effects, if any, of such lawsuits are not expected to be material to the Company's financial position or results of operations.

(17)    Major Lines of Business
        -----------------------

        The Company operates in the life and accident and health lines of business in the life insurance and property and casualty insurance industries. Life insurance operations include whole life, universal life, variable universal life, endowment and term life insurance and annuity contracts issued to individuals and groups. Accident and health operations also provide coverage to individuals and groups.

        The following table summarizes the revenues and income before Federal income tax and cumulative effect of changes in accounting principles for the years ended December 31, 1994, 1993 and 1992 and assets as of December 31, 1994, 1993 and 1992, by line of business.

                                                                                  1994              1993             1992
                                                                              -----------       ----------       ----------
            Revenues:
                 Life insurance                                               $ 1,577,809        1,479,956        1,406,417
                 Accident and health                                              345,544          339,764          475,290
                 Investment income allocated to capital and surplus               122,847          214,806           51,611
                                                                              -----------        ---------        ---------
                      Total                                                   $ 2,046,200        2,034,526        1,933,318
                                                                              ===========        =========        =========
            Income before Federal income tax and cumulative
                effect of changes in accounting principles:
                 Life insurance                                                   141,650           83,917           78,627
                 Accident and health                                               13,220           15,043              436
                 Investment income allocated to capital and surplus               118,360          213,941           51,496
                                                                              -----------        ---------        ---------
                      Total                                                   $   273,230          312,901          130,559
                                                                              ===========        =========        =========
            Assets:
                 Life insurance                                                28,351,628       22,982,186       19,180,561
                 Accident and health                                              852,026          773,007          343,535
                 Capital and surplus                                            1,908,479        1,651,168        1,430,242
                                                                              -----------        ---------        ---------
                      Total                                                   $31,112,133       25,406,361       20,954,338
                                                                              ===========        =========        =========

        Included in life insurance revenues are premiums from certain annuities with life contingencies of $20,134 ($35,341 and $54,066 for the years ended December 31, 1993 and 1992, respectively) as well as universal life and investment product policy charges of $239,021 ($188,057 and $148,464 for the years ended December 31, 1993 and 1992 respectively) for the year ended December 31, 1994.

        Allocations of investment income and certain general expenses were based on a number of assumptions and estimates, and reported operating results would change by line if different methods were applied. Investment income and realized gains allocable to policyholders in 1994 were $1,193,292 and $1,775, respectively.

(18)    Subsequent Event
        ----------------

        On January 30, 1995, FHLIC received approval from the Ohio Secretary of State to change its name to Nationwide Life and Annuity Insurance Company.

                                                                                                         SCHEDULE I


                                        NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
                                 Summary of Investments-Other Than Investments in Related Parties
                                                         December 31, 1994
                                                          (000's omitted)

                                                                --------------   --------------    ----------------
                                                                   Column B        Column C           Column D
                                                                --------------   --------------    ----------------
                                                                                                    Amount at which
                                                                                                     shown in the
                                                                                                     consolidated
                                                                     Cost         Market value       balance sheet
                                                                --------------   --------------     ---------------
Fixed maturities available-for-sale:
  Bonds and notes:
   U.S. Government and government agencies and authorities       $ 3,689,068         3,500,974         3,500,974
   States, municipalities and political subdivisions                   2,202             2,236             2,236
   Foreign governments                                               177,910           169,577           169,577
   Public utilities                                                1,125,827         1,081,778         1,081,778
   All other corporate                                             3,323,858         3,291,341         3,291,341
                                                                --------------   ----------------   ---------------
     Total fixed maturities available-for-sale                     8,318,865         8,045,906         8,045,906
                                                                --------------   ----------------   ---------------

Equity securities available-for-sale:
  Common stocks:
   Industrial, miscellaneous and all other                            17,571            23,933            23,933
   Non-redeemable preferred stock                                        802               780               780
                                                                --------------   ----------------   ---------------
     Total equity securities available-for-sale                       18,373            24,713            24,713
                                                                --------------   ----------------   ---------------

Fixed maturities held-to-maturity:
  Bonds and notes:
   States, municipalities and political subdivisions                  11,613            11,450            11,613
   Foreign governments                                                16,131            16,203            16,131
   Public utilities                                                  637,223           628,479           637,223
   All other corporate                                             3,023,820         2,946,178         3,023,820
                                                                --------------   ----------------   ---------------
     Total fixed maturities held-to-maturity                       3,688,787         3,602,310         3,688,787
                                                                --------------   ----------------   ---------------

Mortgage loans on real estate                                      4,270,175                           4,222,284*
Real estate:
  Investment properties                                              205,454                             164,765*
  Acquired in satisfaction of debt                                   103,829                              87,916*
Policy loans                                                         340,491                             340,491
Other long-term investments                                           78,641                              63,914#
Short-term investments                                               131,643                             131,643
                                                                --------------                      ---------------
     Total investments                                           $17,156,258                         $16,770,419
                                                                ==============                      ===============


*     Difference from Column B is primarily due to accumulated depreciation and realized losses due to impairments on real estate and realized losses due to impairments on mortgage loans on real estate. See Section 7, MANAGEMENT'S DISCUSSION AND ANALYSIS
      OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS and note 5 of the consolidated financial statements.

#     Difference from Column B is primarily due to operating losses of investments in limited partnerships.


                                                                     SCHEDULE V
              NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
                     Supplementary Insurance Information
                       December 31, 1994, 1993 and 1992
                               (000's omitted)

Caption>
- -----------------------------    ----------------    ----------------    ----------------    ----------------    ----------------
          Column A                   Column B            Column C             Column D           Column E            Column F
- -----------------------------    ----------------    ----------------    ----------------    ----------------    ----------------
                                                      Future policy                            Other policy
                                 Deferred policy     benefits, losses,       Unearned           claims and
                                   acquisition          claims and           premiums            benefits            Premium
           Segment                    costs           loss expenses            (1)              payable (2)          revenue
- -----------------------------    ----------------    ----------------    ----------------    ----------------    ----------------
1994:  Life insurance                  $1,051,040          15,545,970                                 397,414             209,538
       Accident and health                 13,119             775,491                                  13,414             324,524
       Capital and surplus                   --                  --                                      --                 --
                                 ----------------    ----------------                        ----------------    ----------------
         Total                         $1,064,159          16,321,461                                 410,828             534,062
                                 ================    ================                        ================    ================

1993:  Life insurance                     797,926          13,355,868                                 380,050             215,715
       Accident and health                 14,018             736,387                                  14,595             312,655
       Capital and surplus                   --                  --                                      --                 --
                                 ----------------    ----------------                        ----------------    ----------------
         Total                         $  811,944          14,092,255                                 394,645             528,370
                                 ================    ================                        ================    ================

1992:  Life insurance                     687,923          12,480,914                                 365,340             226,888
       Accident and health                 34,161             280,617                                  42,107             430,009
       Capital and surplus                   --                  --                                      --                 --
                                 ----------------    ----------------                        ----------------    ----------------
         Total                         $  722,084          12,761,531                                 407,447             656,897
                                 ================    ================                        ================    ================

Caption>
- -----------------------------    ----------------     ----------------    -----------------   ----------------    ----------------
          Column A                   Column G             Column H              Column I          Column J            Column K
- -----------------------------    ----------------     ----------------    -----------------   ----------------    ----------------
                                  Net investment      Benefits, claims,      Amortization            Other
                                      income       losses and settlement  of deferred policy      operating           Premium
           Segment                      (3)              expenses         acquisition costs      expenses (3)         written
- -----------------------------    ----------------  ---------------------  -----------------   ----------------    ----------------
1994:  Life insurance                  $1,129,251           1,044,881               89,164             261,573
       Accident and health                 21,020             234,882                5,580              90,829             315,688
       Capital and surplus                139,230                --                   --                  --
                                 ----------------    ----------------     ----------------    ----------------
         Total                         $1,289,501           1,279,763               94,744             352,402
                                 ================    ================     ================    ================

1993:  Life insurance                   1,076,617           1,028,171               78,511             246,542
       Accident and health                 27,108             208,735               23,623              82,854             263,117
       Capital and surplus                100,701                --                   --                  --
                                 ----------------    ----------------     ----------------    ----------------
         Total                         $1,204,426           1,236,906              102,134             329,396
                                 ================    ================     ================    ================

1992:  Life insurance                   1,020,420           1,001,071               74,169             202,902
       Accident and health                 28,809             318,664               25,028             119,091             403,778
       Capital and surplus                 70,928                --                   --                  --
                                 ----------------    ----------------     ----------------    ----------------
         Total                         $1,120,157           1,319,735               99,197             321,993
                                 ================    ================     ================    ================

(1) Unearned premiums are included in Column C amounts.

(2) Column E agrees to the sum of the consolidated balance sheet captions, "Policyholders' dividend accumulations" and "Other policyholder funds".

(3) Allocations of net investment income and certain general expenses are based on a number of assumptions and estimates, and reported operating results would change by line if different methods were applied.


                                                                    SCHEDULE VI

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
                                 Reinsurance
                 Years ended December 31, 1994, 1993 and 1992
                               (000's omitted)

                                                                                                  Percentage
                                               Ceded to         Assumed from                       of amount
                            Gross amount    other companies    other companies     Net amount    assumed to net
                            ------------    ---------------    ---------------     ----------    --------------
1994:
Life insurance in force      $46,262,595       5,289,259            819,799        41,793,135         2.0%
                            ============    ===============    ===============     ==========    ==============

Premiums:
  Life insurance                 209,918           7,551              7,171           209,538         3.4%
  Accident and
   health insurance              389,573          69,095              4,046           324,524         1.2%
                            ------------    ---------------    ---------------     ----------    --------------
     Total                   $   599,491          76,646             11,217           534,062         2.1%
                            ============    ===============    ===============     ==========    ==============

1993:
Life insurance in force      $39,417,116       4,352,071            180,739        35,245,784         0.5%
                            ============    ===============    ===============     ==========    ==============

Premiums:
  Life insurance                 218,764           6,161              3,112           215,715         1.4%
  Accident and
   health insurance              398,289          88,506              2,872           312,655         0.9%
                            ------------    ---------------    ---------------     ----------    --------------
     Total                   $   617,053          94,667              5,984           528,370         1.1%
                            ============    ===============    ===============     ==========    ==============

1992:
Life insurance in force      $35,153,024       3,404,154            222,099        31,970,969         0.7%
                            ============    ===============    ===============     ==========    ==============

Premiums:
  Life insurance                 227,338           4,139              3,689           226,888         1.6%
  Accident and
   health insurance              458,844          38,462              9,627           430,009         2.2%
                            ------------    ---------------    ---------------     ----------    --------------
     Total                   $   686,182          42,601             13,316           656,897         2.0%
                            ============    ===============    ===============     ==========    ==============


                                    APPENDIX
Example A

Assume that a Contract Owner made a $10,000 allocation on the first day of a calendar quarter into a 5 year Guaranteed Term Option. The Specified Interest Rate at the time is 8% and the 5-year CMT Rate in effect for the Specified Interest Rate is 8%. The Contract Owner decides to surrender the GTO 985 days from maturity. The Specified Value of the GTO is $11,937.69. At this time, the 3 year CMT Rate is 7%. (985/365.25 is 2.69 which rounds up to 3.)

                                         __          __
                                        |      d       |
                                        |  ----------  |
               __                  __   |    365.25    |
              |       1 + a          |  |__          __|
MVA Factor =  |  ------------------  |
              |    1 + b + 0.0025    |
              |__                  __|
                                           __           __
                                          |      985      |
                                          |   ----------  |
               __                   __    |     365.25    |
              |        1 + 0.08       |   |__           __|
MVA Factor =  |  -------------------- |
              |   1 + 0.07 + 0.0025   |
              |__                   __|

                       MVA Factor =      1.01897


            Surrender Value =     Specified Value x   MVA Factor

            Surrender Value =     11,937.69 x         1.01897

                    *Surrender Value =    $12,164.15

*Assumes no variable annuity Contract contingent deferred sales charges are applicable.

Specified Value (for purposes of the Example) = the amount of the GTO allocation ($10,000), plus interest accrued at the Specified Interest Rate (8%).

a = the Friday CMT Rate declared by the Federal Reserve Board, and placed in effect by the Company on the Wednesday immediately preceding the Investment Period during which the allocation to the GTO was made.

b = The Friday CMT Rate declared by the Federal Reserve Board, and placed in effect by the Company on the Wednesday immediately preceding the withdrawal, transfer or other distribution giving rise to the MVA.

d =   the number of days remaining in the Guaranteed Term

Example B

Assume Contract Owner made a $10,000 allocation on the first day of a calendar quarter into a 5-year Guaranteed Term Option. The Specified Interest Rate at the time is 8% and the 5-year CMT Rate in effect for the Specified Interest Rate is 8%. The Contract Owner decides to surrender his money 985 days from maturity. The Specified Value of the GTO is $11,937.69. At this time, the 3 year CMT Rate is 9%. (985/365.25 is 2.69 which rounds up to 3.)

                                         __          __
                                        |      d       |
                                        |  ----------  |
               __                  __   |    365.25    |
              |       1 + a          |  |__          __|
MVA Factor =  |  ------------------  |
              |    1 + b + 0.0025    |
              |__                  __|
                                           __           __
                                          |      985      |
                                          |   ----------  |
               __                   __    |     365.25    |
              |       1 + 0.08        |   |__           __|
MVA Factor =  |  -------------------- |
              |   1 + 0.09 + 0.0025   |
              |__                   __|


                      MVA Factor =        0.96944


          Surrender Value =      Specified Value x      MVA Factor

          Surrender Value =      11,937.69 x            0.96944

                  *Surrender Value =      $11,572.87

*Assumes no variable annuity Contract contingent deferred sales charges are applicable.

Specified Value (for purposes of the Example) = the amount of the GTO allocation ($10,000), plus interest accrued at the Specified Interest Rate (8%).

a = the Friday CMT Rate declared by the Federal Reserve Board, and placed in effect by the Company on the Wednesday immediately preceding the Investment Period during which the allocation to the GTO was made.

b = The Friday CMT Rate declared by the Federal Reserve Board, and placed in effect by the Company on the Wednesday immediately preceding the withdrawal, transfer or other distribution giving rise to the MVA.

d =  the number of days remaining in the Guaranteed Term

The table set forth below illustrates the impact of a MVA applied upon a full surrender of a 10 year GTO allocation, at various stages of the corresponding Guaranteed Term. These figures are based on CMT Rate of 8% (a in the MVA Formula) and varying current yield CMT Rates shown in the first column (b in the MVA Formula).

                 Time Remaining to
                   the End of the     Specified      Market Value     Market
Current Yield     Guaranteed Term       Value         Adjustment      Value
- -------------     -----------------   ---------      ------------     ------

12.00%                9 Years          $10,800         -29.35%         $7,630
                      7 Years          $12,597         -23.68%         $9,614
                      5 Years          $14,693         -17.55%        $12,114
                      2 Years          $18,509          -7.43%        $17,134
                      180 Days         $20,785          -1.88%        $20,394

10.00%                9 Years          $10,800         -16.94%         $8,970
                      7 Years          $12,597         -13.44%        $10,904
                      5 Years          $14,693          -9.80%        $13,253
                      2 Years          $18,509          -4.04%        $17,761
                      180 Days         $20,785          -1.01%        $20,575

9.00%                 9 Years          $10,800          -9.84%         $9,731
                      7 Years          $12,597          -7.74%        $11,622
                      5 Years          $14,693          -5.59%        $13,872
                      2 Years          $18,509          -2.28%        $18,067
                      180 Days         $20,785          -0.57%        $20,667

8.00%                 9 Years          $10,800          -2.06%        $10,578
                      7 Years          $12,597          -1.61%        $12,394
                      5 Years          $14,693          -1.15%        $14,524
                      2 Years          $18,509          -0.46%        $18,424
                      180 Days         $20,785          -0.11%        $20,762

7.00%                 9 Years          $10,800           6.47%        $11,499
                      7 Years          $12,597           5.00%        $13,227
                      5 Years          $14,693           3.55%        $15,215
                      2 Years          $18,509           1.40%        $18,768
                      180 Days         $20,785           0.34%        $20,856

6.00%                 9 Years          $10,800          15.84%        $12,511
                      7 Years          $12,597          12.11%        $14,122
                      5 Years          $14,693           8.51%        $15,943
                      2 Years          $18,509           3.32%        $19,123
                      180 Days         $20,785           0.81%        $20,953

4.00%                 9 Years          $10,800          37.45%        $14,845
                      7 Years          $12,597          28.07%        $16,133
                      5 Years          $14,693          19.33%        $17,533
                      2 Years          $18,509           7.32%        $19,864
                      180 Days         $20,785           1.76%        $21,151

                                    PART II

                    INFORMATION NOT REQUIRED IN A PROSPECTUS

Item 13.   Other Expenses of Issuance and Distribution

           Not Applicable

Item 14.   Indemnification of Directors and Officers

           Article VII of the Amended Code of Regulations of Nationwide Life Insurance Company provides as follows:

           Section 1. INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES. The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer or employee of the Company, or is or was serving at the request of the Company as a director, trustee, officer, member, or employee of another corporation, domestic or foreign, non-profit or for profit, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, to the extent and under the circumstances permitted by the General Corporation Law of the State of Ohio.

           Such indemnification (unless ordered by a court) shall be made as authorized in a specific case upon a determination that indemnification of the director, trustee, officer or employee is proper in the circumstances because he has met the applicable standards of conduct set forth in the General Corporation Law of the State of Ohio. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not, and are not, parties to or threatened with any such action, suit or proceeding, or (2) if such a quorum is not obtainable, or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel meeting the requirements of independence prescribed by the General Corporation Law of Ohio, or (3) by the shareholders, or (4) by the Court of Common Pleas or the court in which such action, suit or proceeding was brought.

           Section 2. OTHER RIGHTS. The foregoing right of indemnification shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the Articles of Incorporation, these Regulations, any agreement, vote of shareholders or disinterested directors or otherwise, and shall continue as to a person who has ceased to be a director, trustee, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.

           Section 3. ADVANCE PAYMENT OF EXPENSES. The Company may pay expenses, including attorneys' fees, incurred in defending any action, suit or proceeding referred to in Section 1 of this Article VII, in advance of the final disposition of such action, suit or proceeding as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer or employee to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the Company as authorized in this Article VII.

           Section 4. INSURANCE. The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, member, or employee of the Company, or is or was serving at the request of the Company as a director, trustee, officer or employee of another corporation, domestic or foreign, non-profit or for profit, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under this Article VII.

Item 15.  Recent Sales of Unregistered Securities

          The Company, through various separate accounts -- the Nationwide Government Plans Variable Account ("GPVA"), Nationwide Qualified Plans Variable Account ("QPVA"), Nationwide Ohio DC Variable Account ("Ohio DC Account") and Nationwide Separate Account-1 ("Separate Account-1") -- offers contracts to qualified pension plans and certain government plans in reliance on Section 3(a)(2) of the Securities Act of 1933 and in certain cases, Rule 144A thereunder. Data relating to the amount of securities sold are:


                                  1994               1993                1992
                                  ----               ----                ----
           GPVA                $192,556,822       $59,378,261        $85,778,794

           QPVA              $1,302,851,894      $577,994,906       $318,322,585

           Ohio DC Account     $107,878,099           *                   *

           Separate Account-1    $8,465,423       $10,599,636        $12,085,034

          *No contracts were sold by the Company in connection with the Nationwide Ohio DC Variable Account in 1993 or 1992.


Item 16.   Exhibits and Financial Schedules
(a)


                               Exhibit Index                          Page
                               -------------                          ----
           (3)(i)     Certificate of Incorporation (Exhibit A)         E
           (3)(ii)    Code of Regulations (Exhibit B)                  E
           (4)        Annuity Endorsement to Contracts (Exhibit C)     E
           (5)        Opinion Regarding Legality (Exhibit D)           E
           (21)       Subsidiaries of the Registration (Exhibit E)     E
           (23)       Consent of Experts and Counsel (Exhibit F)       E
           (24)       Power of Attorney (Exhibit G)                    E

(b)(1)     Consolidated Financial Statements:
           Independent Auditors' Report
           Consolidated Balance Sheets, December 31, 1994 and 1993 Consolidated Statements of Income, years ended
              December 31, 1994, 1993 and 1992
           Consolidated Statements of Shareholder's Equity, years ended
              December 31, 1994, 1993 and 1992
           Consolidated Statements of Cash Flows, years ended
              December 31, 1994, 1993 and 1992
           Notes to Consolidated Financial Statements

(2)        Financial Statement Schedules (appearing at page 58):
           Schedule I Summary of Investments - Other than Investments in Related Parties, December 31, 1994
           Schedule V   Supplementary Insurance Information,
                        December 31, 1994, 1993 and 1992
           Schedule VI  Reinsurance, years ended December 31, 1994, 1993 and 1992

           All other schedules to the consolidated financial statements referenced by Article 7 of Regulation S-X are not required under the related instructions or are inapplicable and have therefore been omitted.

Item 17.   Undertakings

           (a)   The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                       (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                       (iii) To include any material information with respect
                             to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                 (2) That, for the determining of any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                             ACCOUNTANTS' CONSENT


The Board of Directors
     Nationwide Life Insurance Company:


We consent to the use of our report included herein and to the reference to our firm under the heading "Consolidated Financial Statements and Supplementary Data" in the Prospectus. Our report dated February 27, 1995 included herein refers to several changes in accounting principles. In 1994, the Company changed its accounting for investments in debt and equity securities. In 1993, the Company changed its accounting for income taxes and postretirement benefits other than pensions. Our report also refers to certain matters regarding participating insurance and the related surplus. The Company and its counsel are of the opinion that the ultimate ownership of the participanting surplus in excess of the contemplated equitable policyholder dividends belongs to the shareholder. The consolidated financial statements are presented on such basis.



                                                           KPMG Peat Marwick LLP

Columbus, Ohio
April 26, 1995

SIGNATURES Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on April 26, 1995.


                                             NATIONWIDE LIFE INSURANCE COMPANY
                                             ---------------------------------
                                                      (Registrant)

                                                   By /s/JOSEPH P. RATH
                                             ---------------------------------
                                                     Joseph P. Rath
                                                   Vice President and
                                                Associate General Counsel

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on April 26, 1995 in the capacities indicated.

        Signature                   Title
LEWIS J. ALPHIN                    Director
- ----------------------------
Lewis J. Alphin

WILLARD J. ENGEL                   Director
- ----------------------------
Willard J. Engel

FRED C. FINNEY                     Director
- ----------------------------
Fred C. Finney

                                   President/Chief Operating
PETER F. FRENZER                      Officer and Director
- ----------------------------
Peter F. Frenzer

CHARLES L. FUELLGRAF, JR.          Director
- ----------------------------
Charles L. Fuellgraf, Jr.
                                   Chairman of the Board
HENRY S. HOLLOWAY                       and Director
- ----------------------------
Henry S. Holloway

D. RICHARD MCFERSON                Chief Executive Officer and Director
- ----------------------------
D. Richard McFerson

DAVID O. MILLER                    Director
- ----------------------------
David O. Miller

C. RAY NOECKER                     Director
- ----------------------------
C. Ray Noecker
                                   Executive Vice President-
ROBERT A. OAKLEY                   Chief Financial Officer
- ----------------------------
Robert A. Oakley

JAMES F. PATTERSON                 Director                           By /s/JOSEPH P. RATH
- ----------------------------                                          ----------------------------
James F. Patterson                 Director                               Joseph P. Rath
                                                                          Attorney-in-Fact
ROBERT H. RICKEL                   Director
- ----------------------------
Robert H. Rickel

ARDEN L. SHISLER                   Director
- ----------------------------
Arden L. Shisler

ROBERT L. STEWART                  Director
- ----------------------------
Robert L. Stewart

NANCY C. THOMAS                    Director
- ----------------------------
Nancy C. Thomas

HAROLD W. WEIHL                    Director
- ----------------------------
Harold W. Weihl

                                EXHIBIT INDEX

                                  ITEM 16(A)


                                                                       Page
                                                                       ----
(3)(i)     Articles of Incorporation (Exhibit A)...................    E-1

(3)(ii)    Code of Regulations (Exhibit B).........................    E-2

(4)        Endorsement to Contracts (Exhibit C)....................    E-3

(5)        Opinion Regarding Legality (Exhibit D)..................    E-4

(21)       Subsidiaries of Registrant (Exhibit E)..................    E-5

(23)       Consent of Experts and Counsel (Exhibit F)..............    E-6

(24)       Power of Attorney (Exhibit G)...........................    E-7